                                                                   Exhibit 10.16




             UNIVERSAL TELECOMMUNICATIONS SYSTEM PARTICIPATION AGREEMENT






                                    BY AND BETWEEN

                                 THE CITY OF ANAHEIM

                                         AND

                                  SPECTRANET ANAHEIM

                                         AND

                               SPECTRANET INTERNATIONAL





                               DATE: February 25, 1997

                                  TABLE OF CONTENTS

                                                                                 PAGE
ARTICLE 1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2   Providing UTS Services to Anaheim. . . . . . . . . . . . . . . . . . .  3

ARTICLE 3   Development of the UTS . . . . . . . . . . . . . . . . . . . . . . . .  3
  3.1       Phased Development of the UTS. . . . . . . . . . . . . . . . . . . . .  3
  3.2       Design and Schedule for Construction of Phase IA . . . . . . . . . . .  4
  3.3       Design and Schedule for Construction of Phase IB . . . . . . . . . . .  4
  3.4       Construction of Phase IA and Phase IB. . . . . . . . . . . . . . . . .  5
  3.5       Design of Phase II . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  3.6       Construction of Phase II . . . . . . . . . . . . . . . . . . . . . . .  7
  3.7       Performance Specifications . . . . . . . . . . . . . . . . . . . . . .  8
  3.8       UTS Demonstration Center . . . . . . . . . . . . . . . . . . . . . . .  8
  3.9       Use of City Facilities . . . . . . . . . . . . . . . . . . . . . . . .  8
  3.10      Utility Services . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 4   Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  4.1       Financing Method . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  4.2       Phase IA Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  4.3       Phase IB Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  4.4       Phase II Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  4.5       Lender Protective Provisions . . . . . . . . . . . . . . . . . . . . .  9
  4.6       Cooperation by the City. . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 5   Operation of the UTS . . . . . . . . . . . . . . . . . . . . . . . . . 11
  5.1       Operation and Maintenance. . . . . . . . . . . . . . . . . . . . . . . 11
  5.2       Capital Improvements and UTS Upgrades. . . . . . . . . . . . . . . . . 11
  5.3       Marketing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  5.4       Billing and Collections. . . . . . . . . . . . . . . . . . . . . . . . 12
  5.5       Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  5.6       Audit Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  5.7       Permits and Licensing. . . . . . . . . . . . . . . . . . . . . . . . . 12
  5.8       Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  5.9       Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  5.10      Customer Service Reports . . . . . . . . . . . . . . . . . . . . . . . 12
  5.11      Capital Improvements . . . . . . . . . . . . . . . . . . . . . . . . . 12
  5.12      Purchase of Utility Services . . . . . . . . . . . . . . . . . . . . . 13
  5.13      Agreement for Use of Operating Property. . . . . . . . . . . . . . . . 13

ARTICLE 6   Payments to the City . . . . . . . . . . . . . . . . . . . . . . . . . 14
  6.1       Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  6.2       Payment in Lieu of Franchise Fee . . . . . . . . . . . . . . . . . . . 15
  6.3       Expense Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . 16
  6.4       Gross Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  6.5       Net Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  6.6       Investment of Reserves . . . . . . . . . . . . . . . . . . . . . . . . 17
  6.7       Late Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  6.8       City Fees; Offset of Fees. . . . . . . . . . . . . . . . . . . . . . . 18
  6.9       Construction Costs . . . . . . . . . . . . . . . . . . . . . . . . . . 18


                                          i


ARTICLE 7   City's Use of the UTS. . . . . . . . . . . . . . . . . . . . . . . . . 18
  7.1       Use of the UTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  7.2       Public Utilities Department Use. . . . . . . . . . . . . . . . . . . . 20
  7.3       World Wide Web Access; Interactive Community Bulletin
            Board and Access Stations. . . . . . . . . . . . . . . . . . . . . . . 20
  7.4       Establishment of Office. . . . . . . . . . . . . . . . . . . . . . . . 20
  7.5       Program Participation. . . . . . . . . . . . . . . . . . . . . . . . . 20
  7.6       Schools. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 8   Contributions of City. . . . . . . . . . . . . . . . . . . . . . . . . 21
  8.1       Use of City Property . . . . . . . . . . . . . . . . . . . . . . . . . 21
  8.2       Customer Access Rights . . . . . . . . . . . . . . . . . . . . . . . . 21
  8.3       Marketing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  8.4       Purchase of UTS Services . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 9   Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  9.1       Establishment of Committees. . . . . . . . . . . . . . . . . . . . . . 22
  9.2       Functions of the Administrative Committee. . . . . . . . . . . . . . . 22
  9.3       Functions of the Audit Committee . . . . . . . . . . . . . . . . . . . 25
  9.4       Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  9.5       Committee Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  9.6       Limitation on Authority of the Committees. . . . . . . . . . . . . . . 26
  9.7       Disputes Among Committee Members . . . . . . . . . . . . . . . . . . . 26
  9.8       SNA's Actions During Dispute Among Committee Members . . . . . . . . . 26
  9.9       Designation of Committee Members . . . . . . . . . . . . . . . . . . . 26
  9.10      Meetings; Agenda . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  9.11      Right to Establish Other Committees. . . . . . . . . . . . . . . . . . 27
  9.12      Committee Member Expenses. . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 10  Defaults; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  10.1      Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  10.2      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  10.3      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 11  Arbitration and Dispute Resolution . . . . . . . . . . . . . . . . . . 31
  11.1      Disputes Under Projects Agreements Shall Be Arbitrated . . . . . . . . 31
  11.2      Written Notice of Dispute. . . . . . . . . . . . . . . . . . . . . . . 31
  11.3      Selection of Arbitrators . . . . . . . . . . . . . . . . . . . . . . . 31
  11.4      Governing Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  11.5      Arbitral Findings. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  11.6      Final Award Binding; Enforcement . . . . . . . . . . . . . . . . . . . 32
  11.7      Fees and Expenses Borne By Each Party. . . . . . . . . . . . . . . . . 33
  11.8      Standard of Review . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 12  City's Option to Purchase SNA. . . . . . . . . . . . . . . . . . . . . 33
  12.1      Purchase Option. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  12.2      Determination of Appraised Value . . . . . . . . . . . . . . . . . . . 34
  12.3      Closing of Purchase and Sale . . . . . . . . . . . . . . . . . . . . . 35
  12.4      Management Contract. . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 13  Sale of the UTS or Stock . . . . . . . . . . . . . . . . . . . . . . . 36
  13.1      Assignment Without Consent . . . . . . . . . . . . . . . . . . . . . . 36
  13.2      Assignment With Consent. . . . . . . . . . . . . . . . . . . . . . . . 36
  13.3      Sale of SNA Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
  13.4      Sale of SNA's Assets . . . . . . . . . . . . . . . . . . . . . . . . . 37


                                          ii


ARTICLE 14  Project Insurance; Indemnification . . . . . . . . . . . . . . . . . . 37
  14.1      Required Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  14.2      Form of Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  14.3      Bonds and Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . 38
  14.4      Form of Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  14.5      Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE 15  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
  15.1      Initial Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
  15.2      Extension of Term. . . . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE 16  Representations and Warranties . . . . . . . . . . . . . . . . . . . . 42
  16.1      Representations and Warranties of SNI. . . . . . . . . . . . . . . . . 42
  16.2      Representations and Warranties of SNA. . . . . . . . . . . . . . . . . 43
  16.3      Representations and Warranties of City . . . . . . . . . . . . . . . . 44

ARTICLE 17  Marks and Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . 45
  17.1      Exclusive Ownership of Marks . . . . . . . . . . . . . . . . . . . . . 45
  17.2      References to Marks. . . . . . . . . . . . . . . . . . . . . . . . . . 46
  17.3      Effect of Termination of the Project Agreements. . . . . . . . . . . . 46

ARTICLE 18  Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . 46
  18.1      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
  18.2      Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  18.3      Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  18.4      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  18.5      Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  18.6      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  18.7      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  18.8      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  18.9      Nondedication of Facilities. . . . . . . . . . . . . . . . . . . . . . 48
  18.10     Negation of Partnership. . . . . . . . . . . . . . . . . . . . . . . . 48
  18.11     Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

                                  LIST OF APPENDICES


APPENDIX NO.        TOPIC                                   REFERRED TO IN SECTION
------------        -----                                   ----------------------
      1             Glossary of Defined Terms               Article 1
      2             Schedule of Performance                 3.1

      3             City Facilities Served in Phase IA      3.1.1

      4             Phase I Defined Service Areas           3.1.2
      5             Scope of UTS                            3.2, 5.1

      6             Initial Implementation Program          3.3
      7             Form of Subsequent Implementation       3.3
                    Program

      8             Form of License Agreement               3.9, 8.1

      9             UTS Standard Audit Procedures           5.6
     10             Form of Semi-Annual Report              5.10

             UNIVERSAL TELECOMMUNICATIONS SYSTEM PARTICIPATION AGREEMENT

     This Universal Telecommunications System Participation Agreement (the "UTS Participation Agreement"), dated as of February 25, 1997, is entered into by and among SPECTRANET ANAHEIM, a California corporation ("SNA"), SPECTRANET INTERNATIONAL, a California corporation ("SNI"), and the CITY OF ANAHEIM, a charter city organized under the laws of the State of California (the "City"), individually each a "Party" and collectively the "Parties".

                                   R E C I T A L S:

     A. The City promulgated a request for proposals relating to the development of a telecommunications system consisting of a neutral broadband universal telecommunications pathway to provide service to all businesses, residents and government facilities which shall be available to all competing telecommunications service providers on a non-discriminatory basis and will be interoperable with the incumbent local telephone carrier within the City's jurisdiction. In promulgating the request for proposals, the City endorsed specific principles intended to guide the development and expansion of the communications system and to maximize the benefits and minimize the undesirable consequences to the City. Those principles are as follows:

          (1) Minimize disruption of public property and ensure efficient use of the City's streets;

          (2) Ensure reliable telecommunications services at the lowest cost to the City's residents and businesses;

          (3)  Ensure universal access and interconnectivity;

          (4)  Ensure maximum number and variety of telecommunications services;

          (5)  Enhance the City's economic development programs; and

          (6) Receive fair compensation for the use of public property and the City's participation.

     B. SNI was one of eighteen respondents to the request for proposals, and on or about January 9, 1996, the City Council authorized City staff to negotiate with SNI appropriate agreements concerning the development of the communications system.

     C. The City, SNI and SNA entered into an agreement titled "Business Understanding" pursuant to which the Parties memorialized certain agreements that had been reached and their expectations as to how those agreements would be set forth in the definitive documents that will govern the planning, construction, development, financing, management and operation and maintenance of a neutral broadband telecommunications pathway to be developed, owned and operated by SNA in accordance with the Project
Agreements (the "UTS"). This UTS Participation Agreement constitutes one of those definitive documents, and together with the Agreement for Use of Operating Property, the Development Fee Agreement, any License Agreement executed from time to time, and any agreement hereafter executed by the City, SNI and/or SNA that is designated as a Project Agreement (collectively, the "Project Agreements") when executed will supersede the Business Understanding.

     D. Concurrently with its approval of this UTS Participation Agreement, the City adopted a Mitigated Negative Declaration and associated findings with respect to the development of the entire UTS.

     E. SNA is a wholly owned subsidiary of SNI. SNI is engaged in the business of providing telecommunications network facilities and services to municipalities and other users, both directly and through subsidiaries such as SNA. SNA will develop, construct, own, finance, manage and operate and maintain the UTS. In addition, SNA and SNI shall make payments to the City, as provided in the Project Agreements.

                                      AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto agree as follows.

                                      ARTICLE 1

                                     DEFINITIONS

     The initially capitalized terms used herein as defined terms shall have the meanings given to them in APPENDIX 1 (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

                                      ARTICLE 2

                          PROVIDING UTS SERVICES TO ANAHEIM

     SNA shall develop the UTS so that it is capable of providing UTS services to all commercial, industrial, government, and residential Customers within the City within six (6) months following the Customer's execution of a Service Agreement, all on the terms and subject to the conditions set forth in the Project Agreements. SNA shall be the owner and operator of the UTS, the lessee of the "Leased Property," as defined in the Agreement for Use of Operating Property, and the telecommunications services provider of the UTS services pursuant to applicable local, state and federal laws and regulations.

                                      ARTICLE 3

                                DEVELOPMENT OF THE UTS

     3.1 PHASED DEVELOPMENT OF THE UTS. The UTS will be planned, designed and constructed by SNA in two phases (respectively, "Phase I" and "Phase II"). Phase I in turn may be planned, designed and constructed in two stages (respectively, "Phase IA" and "Phase IB"). Each of such Phases shall be planned, designed and constructed in accordance with the "Schedule of Performance" attached hereto as APPENDIX 2.

          3.1.1 Except as otherwise agreed, Phase IA of the UTS will provide UTS services on mutually agreeable terms and conditions, as specified in Service

Agreements to be executed by SNA and the City, to those City facilities identified on APPENDIX 3 attached hereto and to certain other commercial and industrial Customers who execute Service Agreements with SNA.

          3.1.2 Phase IB will extend the UTS so that, when Phase IB is completed, service can be provided within six (6) months following execution by the Customer of a Service Agreement, to all commercial, industrial and governmental Customers located within the "Defined Service Areas" described on APPENDIX 4 attached hereto. In addition, Phase IB of the UTS will allow Off-UTS Service to be provided to those City and public school facilities who are within the City but outside the Defined Service Areas. SNA will pursue the construction of Phase I with diligence.

          3.1.3 Phase II will extend the UTS so that, when Phase II is completed, UTS services can be provided within six (6) months following execution by the Customer of a Service Agreement, to all Customers in the City, including residential users.

     3.2 DESIGN AND SCHEDULE FOR CONSTRUCTION OF PHASE IA. SNA shall construct Phase IA according to the plans and specifications described in the "Scope of UTS" attached hereto as APPENDIX 5 and according to the Schedule of Performance.

     3.3 DESIGN AND SCHEDULE FOR CONSTRUCTION OF PHASE IB. The High Level Design Documents for Phase IB are described in the Scope of UTS. SNA shall cause Construction Drawings and Specifications for Phase IB to be prepared and delivered to the City pursuant to the Schedule of Performance and the "Initial Implementation Program" for the construction of Phase IA attached hereto as APPENDIX 6 or a "Subsequent Implementation Program" in substantially the form attached hereto as APPENDIX 7. The City acknowledges that it is impracticable to create Construction Drawings and Specifications for each and every component of Phase IB in advance, as the UTS, including Phase IB, is a system that will expand as and when new Customers and Users subscribe to UTS services. Consequently, the Construction Drawings and Specifications for Phase IB will include detailed designs and specifications for the components of the UTS that must be completed in order to achieve Substantial Completion, plus drawings of typical installations required to expand Phase IB as and when required to meet Customer or User demand.

     3.4  CONSTRUCTION OF PHASE IA AND PHASE IB.

          3.4.1 SNA, pursuant to the Initial Implementation Program, shall construct Phase IA. SNA shall, pursuant to the Schedule of Performance, submit to the City Subsequent Implementation Programs with respect to the construction of Phase IB and Phase II. Subsequent Implementation Programs shall be substantially in conformance with the Scope of UTS. The City shall have the right to review and comment upon any Subsequent Implementation Program submitted by SNA as to conformance with the Scope of UTS and Schedule of Performance, and may submit to SNA recommended changes to that Subsequent Implementation Program. SNA may revise the Subsequent Implementation Program by incorporating such City recommended changes into a revised Subsequent Implementation Program. The City's recommended changes to a Subsequent Implementation Program not incorporated into the revised Subsequent Implementation Program by SNA shall be referred to the Administrative Committee (referred to in Article 9) for action. The City shall have the right to review, comment and approve or disapprove of any aspect of the Subsequent Implementation Program that pertains to the interconnection of the UTS and/or off-UTS facilities to any equipment or facilities owned by the City or that pertain to the location of the UTS and/or off-UTS facilities on property or facilities owned by the City.

          3.4.2 Upon completion of the procedures set forth in Section 3.4.1, SNA shall obtain from the City and any other applicable agency, all permits and approvals required to construct the UTS and off-UTS facilities proposed for construction within the Initial Implementation Program or the Subsequent Implementation Programs. SNA and the City shall cooperate in good faith in an effort to devise and implement a mutually acceptable master utility permit procedure, the purpose of which would be to expedite SNA's processing and receipt of building permits and other similar permits and approvals that may be required from the City or its departments from time to time in connection with SNA's construction and operation of the UTS. The City, in its capacity as a municipality, shall cooperate with and assist SNA to expedite the processing and approval of all necessary permits, approvals, licenses and other entitlements and authorizations, including compliance with all applicable environmental laws; PROVIDED, HOWEVER, that the rights of SNA under this Section shall not be interpreted to restrict or diminish the power or authority of the City in the exercise of its police or other powers. The City shall cooperate with and assist SNA to expedite the processing and approval of all necessary permits, approvals, licenses and other entitlements and authorizations, including any environmental report or study required by any federal, state, county or other governmental or quasi-governmental agency or authority, if any, in connection with development of the UTS.

          3.4.3 In response to changes in technology and to Customer and User requirements and to achieve operating efficiencies, SNA may revise the Initial Implementation Program and Subsequent Implementation Programs, subject to the City's rights as set forth in Section 3.4.1.

          3.4.4 SNA shall construct Phase I pursuant to the Scope of UTS. The schedule for the construction of Phase I may be revised by SNA from time to time in response to changes in the Construction Drawings and Specifications for Phase I and to the pace at which Customers and Users enter into Service Agreements (which in turn may affect the availability of financing proceeds). Nonetheless, subject to the provisions of Section 18.12, SNA agrees to achieve Partial Completion of the construction of Phase I by April 1, 1998 and to achieve

Substantial Completion of the construction of Phase I by December 31, 1998; provided, however, that if the City's activities as described in Section
5.13.1 have not been completed by June 30, 1997, then said April 1, 1998 and December 31, 1998 deadlines each shall be extended by one day for each day beyond June 30, 1997 that the City requires to complete the activities described in Section 5.13.1.

     3.5 DESIGN OF PHASE II. Subject to the provisions of Sections 3.4 and 3.6, SNA shall prepare or cause to be prepared Subsequent Implementation Programs for the construction of Phase II and deliver these programs to the City pursuant to the Schedule of Performance.

     3.6 CONSTRUCTION OF PHASE II. The Parties agree that the construction of Phase II shall be commenced and completed pursuant to the Scope of UTS and Subsequent Implementation Programs as expeditiously as possible following (a) the completion of a feasibility study which validates the business plan for Phase II, and (b) the funding of the Phase II financing described in Section
4.4. SNA shall commission a feasibility study for Phase II, and cause the consultant preparing the feasibility study to complete the same, by no later than January 1, 2000. In the event said feasibility study for Phase II does not validate the business plan for Phase II, SNA thereafter will commission additional feasibility studies, at intervals no longer than twelve (12) months, to determine whether the business plan for Phase II subsequently can be validated. All feasibility studies referred to in this Section shall be prepared by a consultant selected by SNA and approved by the City. In the event the initial feasibility study for Phase II does not validate the business plan for Phase II, or in the event financing for Phase II is not available, SNA will consider in good faith any proposals the City may have to make Phase II feasible and financeable (E.G., a reduction in the amounts payable to the City under the Project Agreements, or a capital contribution by the City).

          3.6.1 If SNA determines not to proceed with Phase II, or if SNA for any reason has not closed the principal financing with respect to the construction of

Phase II or actually commenced the construction of Phase II by December 31, 2002, then (a) the City may proceed with the development of Phase II (either for the City's own account, or in a business transaction involving one or more third parties) without SNA's involvement, (b) when the City (or the third parties with whom the City has entered into a business transaction) closes the principal financing for or actually commences the construction of Phase II, the restrictions limiting the City's use of the "City's Reserved Fibers" to "Municipal Services," as provided in the Agreement for Use of Operating Property, shall terminate, and (c) SNA shall allow the City (or such third parties) to interconnect with the UTS on a non-discriminatory basis in connection with the development and operation of Phase II.

     3.7 PERFORMANCE SPECIFICATIONS. As each Phase of the UTS is developed by SNA, it will achieve the minimum performance specifications described in the Scope of UTS.

     3.8 UTS DEMONSTRATION CENTER. Prior to January 1, 1998, SNA will commence construction of, and prior to June 1, 1998, SNA will commence operation of, a demonstration center in downtown Anaheim that will have the capability of demonstrating the capabilities and benefits of the UTS to prospective Customers and Users.

     3.9 USE OF CITY FACILITIES. Subject to the Project Agreements, including individual License Agreements in substantially the form of APPENDIX 8 attached hereto from time to time executed by SNA and the City, SNA shall have the right to install components of the UTS, including all substations, vaults, conduits, wires, structures and other facilities, in public rights-of-way and on property owned by the City.

     3.10 UTILITY SERVICES. SNA may use the City's rights to access the premises of Customers to provide UTS access to Users relating to electric or water services to such Customers upon the prior written consent of the City's Public Utilities Department to use the City's rights to access the premises of such Customers for such purpose.

                                      ARTICLE 4

                                      FINANCING

     4.1 FINANCING METHOD. SNA may elect to finance the design and construction of the UTS through non-recourse loans from third parties or Affiliates secured primarily by the revenues generated from the operation of the UTS, and secured also by other items of collateral, including equipment utilized to provide UTS services, accounts, and SNA's interest under this UTS Participation Agreement and the other Project Agreements. Phase IA, Phase IB and Phase II each will be financed separately.

     4.2 PHASE IA FINANCING. SNA has arranged a loan from SNI in the principal amount of $5,500,000 to finance the cost of commencing the construction of Phase IA (the "Phase IA Financing").

     4.3 PHASE IB FINANCING. SNA anticipates that financing in the amount of approximately $75,000,000 will be required to construct Phase IB and, if possible, to repay the financing for Phase IA (the "Phase IB Financing").

     4.4 PHASE II FINANCING. It is anticipated that financing in the amount of approximately $175,000,000 will be required to construct Phase II (the "Phase II Financing").

     4.5 LENDER PROTECTIVE PROVISIONS. The Parties agree that the persons or entities supplying the Phase IA Financing, the Phase IB Financing and/or the Phase II Financing and the City may require, among other things, certain protections, and agreements from SNA and the City which include, without limitation, the following:

          4.5.1 Security interests in all equipment, furniture, fixtures and other tangible and intangible property owned by SNA and incorporated into or used in connection with the UTS or UTS services; collateral assignments of all of SNA's major construction and consulting contracts; collateral assignments of all of SNA's contracts with Customers and Users and the rights to receive revenue thereunder;

collateral assignments of all bank accounts, accounts receivable and other similar collateral relating to the UTS; and collateral assignments of SNA's interests pursuant to the Project Agreements.

          4.5.2 The creation of sinking funds and reserves, the maintenance of specified financial ratios, the subordination of distributions and other similar covenants with respect to the development and operation of the UTS that would commonly be required in connection with non-recourse project financing.

          4.5.3 The subordination of the City's rights under the Project Agreements to the Lenders' liens, such that a foreclosure by the Lenders would terminate any of the Project Agreements that the Lenders do not expressly elect to assume.

          4.5.4 That the City agree (a) to recognize such Lenders and their successors, following a foreclosure on the Lender's security interests, as parties having the rights of SNA under this UTS Participation Agreement and/or one or more of the other Project Agreements, in the event such Lenders elect to assume SNA's rights and obligations thereunder, and (b) in the event of such an assumption, that such Lenders and their successors, following a foreclosure on the lender's security interests, will not be obligated to cure any of SNA's defaults arising prior to the foreclosure.

          4.5.5 That the City agrees to give the Lenders the right to receive notice of SNA's defaults under any of the Project Agreements and to have an opportunity to cure such defaults by SNA as a condition precedent to the City's pursuit of its remedies for such defaults.

     4.6 COOPERATION BY THE CITY. The City agrees to cooperate in good faith with SNA's efforts to obtain the Phase IA Financing, the Phase IB Financing and the Phase II Financing, and shall not unreasonably withhold its consent to any aspect thereof that requires the City's consent. In particular, the City agrees to enter into one or more commercially reasonable agreements with such Lenders containing the provisions contemplated pursuant to Section 4.5, provided that such agreements (a) shall contain a provision requiring the Lenders to give the City notice of a default by SNA under the applicable Credit Document and at least fifteen (15) calendar days following the expiration of any cure period available to SNA to cure SNA's default by repaying (or purchasing) said Lenders' loans in full, and (b) shall provide that the termination of one or more of the Project Agreements as described in Section 4.5.3 shall occur only in connection with a Bona Fide Foreclosure Transaction. The City shall not, however, be required to consent to any provision that would obligate the full faith and credit of the City to the repayment of any such financing. The City's obligations under any such agreement with any lender shall be considered material obligations of this UTS Participation Agreement enforceable by SNA against the City as if fully set forth herein.

                                      ARTICLE 5

                                 OPERATION OF THE UTS

     Subject to the provisions of Article 9 hereof, SNA shall provide UTS Services as described in the Project Agreements and shall be the owner (including the owner of a leasehold estate under the Agreement for Use of Operating Property) and operator of the UTS, including without limitation the following matters:

     5.1 OPERATION AND MAINTENANCE. Operating, maintaining and repairing all UTS facilities used to provide UTS services, in compliance with prudent industry practice and the standards described in APPENDIX 5 and the Project Agreements.

     5.2 CAPITAL IMPROVEMENTS AND UTS UPGRADES. Making capital improvements and enhancements to the UTS in order to respond to technological improvements and Customer or User requirements. Capital improvements and enhancements may be paid for out of the Gross Revenues of the UTS or from the proceeds of Financings.

     5.3 MARKETING. Diligently endeavoring to obtain as many Customers and Users for UTS services as is reasonably possible, and to maximize the Gross

Revenues derived by SNA from providing UTS services.

     5.4 BILLING AND COLLECTIONS. Developing and implementing billing and collection systems to collect revenues from Customers and Users of UTS services.

     5.5 ACCOUNTING. Performing all accounting functions associated with developing and operating the UTS and providing UTS services, and preparing and maintaining (or causing to be prepared and maintained) detailed operating and financial records for the operations of the UTS and such other accounts, books and records as may be necessary for proper financial management and reporting by SNA. The City shall have the right to inspect such records at any time, at its expense (subject to the requirement that the cost of the Annual Compliance Audit and the Annual Operations Audit be paid as an Operating Expense).

     5.6 AUDIT PROCEDURES. SNA and SNI shall comply with the "UTS Standard Audit Procedures" as set forth in APPENDIX 9 attached hereto.

     5.7 PERMITS AND LICENSING. Obtaining all permits and approvals that may be required from any Governmental Authority or other appropriate entity in connection with developing and operating the UTS and providing the UTS services.

     5.8 INSURANCE. Procuring and maintaining insurance as required pursuant to Article 14.

     5.9 EMPLOYMENT MATTERS. Hiring, training, supervising and terminating all employees and independent contractors and consultants necessary to develop and operate the UTS and provide UTS services.

     5.10 CUSTOMER SERVICE REPORTS. Pursuant to the Schedule of Performance, SNA shall provide to the City a written report in the format and containing the information set forth in APPENDIX 10, describing the operations of the UTS for the preceding six months, and projecting the operations of the UTS for the following six months.

     5.11 CAPITAL IMPROVEMENTS. The Parties recognize that from time to time it may be necessary or desirable for SNA to make Capital Improvements or that

Capital Improvements may be required by Applicable Law or any Governmental Authority with jurisdiction over the UTS or SNA. The Parties also hereby agree to monitor technological advances made in the telecommunications industry for purposes of identifying Capital Improvements to be made to the UTS. SNA shall report the making of Capital Improvements to the Administrative Committee.

     5.12 PURCHASE OF UTILITY SERVICES. SNA will become and remain a customer of the Public Utilities Department for its electric and water service in the development and operation of the UTS during the term of this UTS Participation Agreement or any extension thereof, in accordance with the charter and ordinances of the City and the rates, rules and regulations of the City's Public Utilities Department, as they may be amended from time to time.

     5.13 AGREEMENT FOR USE OF OPERATING PROPERTY. The City has constructed and is the owner of an approximately fifty mile loop of 96-strand fiber optic cable and related facilities (the "City's Backbone Loop"), all as described in the Agreement for Use of Operating Property being executed by SNA and the City concurrently herewith. The City has acquired or will acquire all permits and approvals, or amendments to existing permits and approvals, necessary to allow the City's Backbone Loop to be utilized by SNA as described herein and in the Agreement for Use of Operating Property. In connection therewith, the City and SNA agree as follows:

           5.13.1 The City will diligently pursue, at its expense, all permits and approvals, or amendments to existing permits and approvals, necessary to allow the "Leased Property," as defined in the Agreement for Use of Operating Property, to be leased to SNA, incorporated into the UTS and utilized by SNA in the operation of the UTS. SNA acknowledges that certain of the permits and approvals (E.G., railroad crossing rights) may be revocable on specified terms and conditions and may require the payment of annual or periodic fees. The City acknowledges that the foregoing limitations nonetheless must (a) be commercially reasonable and customary and (b) not prevent the issuance of legal opinions required by the Lenders providing the project financing. The parties acknowledge that the criteria applied to the Leased Property would not be more stringent than the criteria applied to the permits and approvals obtained by SNA for other parts of the UTS. The City will keep SNA apprised of the progress of its activities as described in this Section, and will not make any commitment for the payment of monetary consideration to any permitting authority that would be binding upon SNA without SNA's prior written consent, which shall not be unreasonably withheld.

          5.13.2 SNA's obligation to pay rent under the Agreement for Use of Operating Property will be abated until the later to occur of (a) April 1, 1997, or (b) the City's issuance of building permits with respect to the construction of Phase IA of the UTS.

          5.13.3 Pending the City's completion of its activities as described in Section 5.13.1, all rent payable by SNA pursuant to the Agreement for Use of Operating Property shall be paid into an independent escrow account. Subject to the provisions of Section 5.13.4, the escrowed rent would be released to the City upon the City's successful completion of its activities as described in Section 5.13.1.

          5.13.4 If the City does not successfully complete its activities as described in Section 5.13.1 prior to the Substantial Completion of Phase I, then SNA may terminate the Agreement for Use of Operating Property, in which case the escrowed rent would be returned to SNA.

                                      ARTICLE 6

                                 PAYMENTS TO THE CITY

     6.1  RENT.   SNA shall pay Rent to the City as and when required pursuant to the Agreement for Use of Operating Property. Rent shall be payable quarterly in advance commencing April 1, 1997, subject to the provisions of
Section 5.13. Rent Payable by SNA to the City pursuant to the Agreement for Use of Operating Property includes "Guaranteed Rent" in the amount of $113,861.62 per quarter.

     6.2 PAYMENT IN LIEU OF FRANCHISE FEE. As the holder of a Certificate of Public Convenience and Necessity issued by the California Public Utilities Commission, SNA believes that under applicable federal and state law, including without limitation Section 7901 of the California Public Utilities Code, SNA may develop, construct and operate the UTS and provide UTS services within the City without having to obtain a franchise from the City. The City believes that, under applicable federal and state law, including without limitation Section 7901 of the California Public Utilities Code, the City has the authority to require SNA to obtain a franchise from the City in order to develop, own and operate the UTS and provide UTS services within the City. The Parties have agreed to resolve this disagreement as follows:

          6.2.1 The City agrees that SNA may develop, own and operate the UTS and provide UTS services within the City without obtaining a franchise from the City pursuant to Article XIV of the City's Charter, Chapter 1.02 of the City's Municipal Code, or any other arguably applicable law, ordinance, rule or regulation that currently is in effect. Such agreement is made by the City in consideration of payments to be made by SNA as provided in
Section 6.2.2 and to resolve the disagreement of the Parties, and does not imply or constitute an admission that the City does not have the authority to require SNA to obtain a franchise.

          6.2.2 SNA agrees that it will pay an annual fee to the City, in lieu of franchise fees, in an amount equal to (a) five percent (5.0%) of SNA's Gross Revenues for the period through and including June 30, 1999, and
(b) the greater of five percent (5.0%) of SNA's Gross Revenues or one million dollars ($1,000,000) per year, for the period July 1, 1999 through and including the date on which this UTS Participation Agreement expires or is terminated. Such payments shall be made quarterly in arrears on each Payment Date. Such agreement is made by SNA to resolve the disagreement of the Parties, and does not imply or constitute an admission that the City has the right to require SNA to obtain a franchise.

          6.2.3 If it is hereafter established by binding legislation, rule, regulation or final court order that the City does have the authority to require SNA to obtain a franchise, then (a) the City will consider SNA's application for such a franchise in good faith and in a non-discriminatory manner, and (b) any amounts paid by SNA pursuant to Section 6.2.2 will be credited against any franchise fees payable by SNA under the franchise. If it is hereafter established by binding legislation, rule, regulation or final court order that the City does not have the authority to require SNA to obtain a franchise, then SNA shall nonetheless remain obligated to make the annual payments to the City described in Section 6.2.2.

     6.3  EXPENSE REIMBURSEMENT.  SNA shall pay to the City:

          6.3.1 On July 1, 1997, an amount equal to the lesser of (a) five hundred thousand dollars ($500,000), or (b) the actual out of pocket costs incurred by the City to pay third party consultants engaged by the City to assist the City with the evaluation of SNA's proposal to develop the UTS and the negotiation and preparation of the Project Agreements.

          6.3.2 On each Payment Date, as an operating expense of the UTS, the amount necessary to reimburse the City in arrears for the actual costs incurred (commencing July 1, 1997), not to exceed $87,500 per year (adjusted annually to reflect changes in the Consumer Price Index) per full time equivalent employee, to support up to two (2) full time equivalent employees to support implementation and operation of the UTS and to further the goals of the UTS; provided that when Phase II is commenced, the number of full time equivalent employees may increase to four (4).

     6.4 GROSS REVENUES. The Gross Revenues derived by SNA from operating the UTS and providing UTS services shall be applied by SNA in the following priority:

          6.4.1 First, to pay the annual fee to the City as and when required pursuant to the Section 6.2.2.

          6.4.2  Second, to pay all other Operating Expenses.

          6.4.3 Third, to fund any additional Reserve Accounts agreed to by SNA and the City pursuant to Section 9.2.13 hereof.

          6.4.4  Fourth, to pay Income Tax Expense.

          6.4.5 Fifth, the remainder, constituting "Net Revenues," as is provided in Section 6.5.

     6.5 NET REVENUES. On each Payment Date, the Net Revenues derived by SNA from providing UTS services for the preceding calendar quarter (or portion thereof for the initial quarter of operation) shall be distributed as follows:

          6.5.1 Up to 15% of the Net Revenues shall be used to fund or replenish the Minimum Reserve. In the event that, on any Payment Date, there shall be no required deposit into the Minimum Reserve or the deposit required to fund the Minimum Reserve fully is less than fifteen percent (15%) of the Net Revenues on such Payment Date, then that portion of the Net Revenues otherwise payable to the Minimum Reserve shall be distributed pro rata as provided in paragraphs 6.5.2 through 6.5.5.

          6.5.2  Twenty-five percent (25%) to the City;

          6.5.3  Fifty percent (50%) to SNI;

          6.5.4 Five percent (5%) to the City's Telecommunications Access and Utilization Fund; and

          6.5.5 Five percent (5%) to the City's Telecommunications Economic Development Fund.

     6.6 INVESTMENT OF RESERVES. SNA will invest any money held in any Reserve Account in such Permitted Investments as determined by the Administrative Committee from time to time. Any income or gain realized as a result of any such investment shall be held as part of the applicable Reserve Account and reinvested as provided in this UTS Participation Agreement. SNA shall have no liability for any loss resulting from any such investment other than by reason of its negligence.

Any such investment may be sold (without regard to maturity date) by SNA whenever necessary, subject to approval by the Administrative Committee, to make any distribution required by this UTS Participation Agreement.

     6.7 LATE PAYMENTS. If payments by SNA to the City are not paid when due, SNA shall pay interest to the City, accruing monthly, at a rate of ten percent (10%) per annum. Interest will be computed from the due date to the date SNA makes such payment to the City.

     6.8 CITY FEES; OFFSET OF FEES. SNA shall pay all generally applicable City fees related to the provision of UTS services. However, notwithstanding anything to the contrary herein, and without limiting the provisions of Sections 6.2.2 and 6.2.3, SNA may offset, on a cumulative basis, against all amounts payable by SNA to the City pursuant to Section 6.5 of this UTS Participation Agreement any amounts from time to time paid to the City by SNA
(a) for street deterioration fees or other similar fees hereafter imposed by the City to mitigate the degradation of City streets, or (b) for other fees or charges hereafter instituted by the City that are imposed upon, or are intended to mitigate effects created by, telecommunications services providers operating within the City who are not making payments to the City similar to those being paid by SNA pursuant to Article 6.

     6.9 CONSTRUCTION COSTS. From time to time the City may incur construction costs at SNA's written request, such as costs associated with the advance installation of underground conduit as requested by SNA as part of the City's trenching and installation of underground utilities. SNA will reimburse the City for such construction costs incurred by the City at SNA's request, within thirty (30) days after receipt of an invoice and reasonable support documentation.

                                      ARTICLE 7

                                CITY'S USE OF THE UTS

     7.1 USE OF THE UTS. Subject to the provisions of Article 3 hereof, governing the phasing of the development, construction, operation and maintenance of the UTS, for all current and future City facilities located within the City, as Service Agreements are executed with respect to individual City facilities, SNA shall provide to the City equipment at no cost, to be specified in the Service Agreement, sufficient to support UTS or off-UTS service procured from SNA. SNA and the City will negotiate in good faith concerning the terms and conditions of individual Service Agreements, including a schedule for providing service to each City facility that is consistent with the phased development of the UTS, with a goal of completing such negotiations by July 1, 1997. Such equipment shall be upgraded by SNA, at no cost to the City, as necessary to support any expansion of the UTS services to be procured by the applicable City facility. For access to the UTS and UTS services, SNA shall charge and City shall pay, as follows:

          7.1.1 For UTS services relating to point-to-point communications among current and future City facilities located within the Defined Service Areas of the UTS, such UTS services shall be provided free of charge.

          7.1.2 For off-UTS services relating to point-to-point communications among current and future City facilities located within the City but outside the Defined Service Areas of the UTS, such service shall be provided at the rate SNA is charged by the alternate carrier.

          7.1.3 For UTS services relating to communications between current and future City facilities located within the Defined Service Areas of the UTS and third parties, such UTS services shall be provided to the City at the Governmental Rate.

          7.1.4 For off-UTS services relating to communications between City facilities located within the City but outside the Defined Service Areas of the UTS and third parties, such service shall provided at the Governmental Rate, and the City shall reimburse SNA for access charges paid by SNA to the alternate carrier.

          7.1.5 SNA will provide service to the City at levels that meet or exceed the standards set by the California Public Utilities Commission for any regulated local exchange carrier.

     7.2 PUBLIC UTILITIES DEPARTMENT USE. SNA shall provide the City's Public Utilities Department with free UTS access to UTS Customers, and an installed Ethernet Connection at the premises of each UTS Customer, for Municipal Services. The capital costs for installing any equipment needed for the Municipal Services, other than the cost of the Ethernet Connection itself, are to be paid by the City.

     7.3 WORLD WIDE WEB ACCESS; INTERACTIVE COMMUNITY BULLETIN BOARD AND ACCESS STATIONS. SNA will pay to the City $20,000 per year (adjusted annually to reflect changes in the Consumer Price Index) to support the City's presence on the world wide web, an interactive community bulletin board and bulletin board access stations. Said amount will be payable quarterly in advance, commencing July 1, 1997.

     7.4 ESTABLISHMENT OF OFFICE. Pursuant to the Schedule of Performance, SNA shall establish an executive office, including Customer service functions, in the Project Alpha area in downtown Anaheim.

     7.5 PROGRAM PARTICIPATION. SNA shall participate in and commit the participation of its personnel, including executive officers, to the Powerful Partnership for Business and the Anaheim Business Partners programs and implementation of the City's economic development programs, including, without limitation, assisting the City with economic development strategies to attract and retain businesses based on the advantages created by the UTS.

     7.6 SCHOOLS. Subject to the provisions of Article 3 hereof, governing the phasing of the development, construction, operation and maintenance of the UTS, SNA shall offer UTS service or Off-UTS service to all public schools located within the City. Public schools which are located within the Defined Service Areas of the UTS, shall pay the Governmental Rate for such UTS service. Public schools which are located within the City but outside the Defined Service Areas shall pay for Off-UTS services at the Governmental Rate plus reimbursement of access charges paid by SNA to the alternate carrier.

                                      ARTICLE 8

                                CONTRIBUTIONS OF CITY

     8.1 USE OF CITY PROPERTY. Subject to the Project Agreements, from time to time and as construction of the UTS facilities may necessitate, the City shall lease or license to SNA sites that are owned by the City and that the City reasonably determines it may make available to SNA without adversely impacting the City's use thereof, to construct and operate central control points, distribution enclosures, access enclosures and other components of the UTS facilities using a License Agreement in substantially the form attached hereto as APPENDIX 8.

     8.2 CUSTOMER ACCESS RIGHTS. To the extent legally permitted to do so, and subject to the provisions of Section 3.10, the City shall allow SNA to utilize the City's Public Utilities Department's customer access rights (including easements) in order to allow SNA to access such customers' premises for the purpose of installing and maintaining UTS connections, provided that such access by SNA shall not adversely impact the Public Utilities Department's use of its access rights.

     8.3 MARKETING. The City shall cooperate with SNA in the marketing of UTS services, as determined by the Administrative Committee.

     8.4 PURCHASE OF UTS SERVICES. The City shall utilize SNA as its telecommunications services provider for all of its telecommunications needs (other than radio communications and other facilities used to provide Municipal Services) at the rates and on the conditions of service described in this UTS Participation Agreement and in the applicable Service Agreement, except where (a) contracts existing as of the date hereof require the City to purchase telecommunications services from other vendors (and then only until the earliest date on which such contracts expire or can be terminated by the City without penalty), or (b) due to the phased development of the UTS, SNA is unable to provide such services or off-UTS alternatives because of their specialized nature. SNA will offer to the City similar types and levels of features and services that are offered to SNA's five (5) largest telecommunications customers in the City within six (6) months of the City's request, except where major UTS enhancements are required, in which case service will be delivered by SNA within one (1) year from the City's request, as determined by mutual agreement.

                                      ARTICLE 9

                                    ADMINISTRATION

     9.1 ESTABLISHMENT OF COMMITTEES. As a means of securing effective cooperation and interchange of information and providing consultation on a prompt and orderly basis among the Parties in connection with various administrative and technical matters which may arise from time to time in connection with the terms and conditions of the Project Agreements, the Parties agree to establish the committees described in this Article 9. The chair of each of such committees shall be a representative of SNA and shall be responsible for calling meetings and establishing agendas, provided that the chair shall call a meeting or put a matter on the agenda of the Committee upon request of the City representative on such committee. The following committees are hereby established and shall have the functions and responsibilities described herein and in the Project Agreements:

          9.1.1 ADMINISTRATIVE COMMITTEE. An administrative committee comprised of five (5) members, three (3) of which shall be designated by SNA and two (2) of which shall be designated by the City (the "Administrative Committee"). Each member of the Administrative Committee designated by SNA shall be an officer or senior manager of SNA. Each member of the Administrative Committee designated by the City shall be designated by the City Manager of the City.

          9.1.2 AUDIT COMMITTEE. An Audit Committee comprised of three (3) members, two (2) of which shall be designated by SNA and one (1) of which shall be designated by the City (the "Audit Committee").

     9.2  FUNCTIONS OF THE ADMINISTRATIVE COMMITTEE.  The Administrative

Committee shall have the following functions:

          9.2.1   Provide a liaison between the Parties at the management level.

          9.2.2 Provide the City with early and advance notice of any possible defaults by SNA or SNI under applicable Credit Documents, including without limitation notice of the occurrence of any of the following events with respect to any Debt: (a) Principal and interest payment delinquencies,
(b) non-payment related defaults, (c) unscheduled draws on Reserve Accounts reflecting financial difficulties, (d) unscheduled draws on credit enhancement facilities reflecting financial difficulties, (e) substitution of credit or liquidity providers, or their failure to perform, (f) modifications to rights of security holders, and (g) the release, substitution or sale of property securing repayment of Debt.

          9.2.3 Provide the City with digests or summaries of the material provisions of any Financing.

          9.2.4 Provide the City with regular periodic information concerning the financial performance of the UTS.

          9.2.5 Exercise general supervision over the Audit Committee and any other standing or ad hoc committees established pursuant to Section 9.11 hereof.

          9.2.6 Consider and resolve matters referred to it by other committees.

          9.2.7 Perform such other functions and duties as may be assigned to it in the Project Agreements.

          9.2.8 Review, discuss and act upon disputes among the Parties arising under the Project Agreements.

          9.2.9 Provide a forum for discussion among the Parties with respect to the development and operation of the UTS and the providing of UTS services.

          9.2.10 At least thirty (30) days before the commencement of each calendar year, approve an annual operating and maintenance budget and an annual capital improvements budget for the UTS to be proposed by SNA; provided, however, that if the Administrative Committee is unable to approve a proposed annual operating and maintenance budget or an annual capital improvements budget, then the operating and maintenance budget or capital improvements budget in effect at that time shall remain in effect during the following year, or until the Administrative Committee approves such budgets, whichever is later.

          9.2.11 Approval of capital expenditures not covered in the annual operating and maintenance budgets or the annual capital improvements budgets described in Section 9.2.7, except in the case of any emergency, in which event SNA shall have the right to make such Capital Improvements without advance approval of the Administrative Committee.

          9.2.12 Payment, extension, renewal, modification, adjustment, submission to arbitration, prosecution, defense, settlement or compromise of any debt, obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Parties, involving a potential liability or recovery in excess of one hundred thousand dollars ($100,000) and related to or arising out of the provision of UTS services.

          9.2.13 Except for the Minimum Reserve and any Reserve Account required by any Credit Document, approval of the establishment and maintenance of Reserve Accounts.

          9.2.14  Approval of any withdrawals from Reserve Accounts.

          9.2.15 Changing the amount of, making withdrawals from, or eliminating the requirement for, the Minimum Reserve.

          9.2.16 Review and approval of the qualifications of any contractor or major subcontractor selected by SNA to perform any portion of the Construction Work.

          9.2.17 Review and approval of the cost of any goods and services which SNA proposes to procure from any Affiliate. SNA shall provide the Administrative Committee with data which establishes that the cost of such goods and services is equal to or less than the market value for similar goods and services.

          9.2.18 Review the pricing of UTS services and the rates therefor as submitted by SNA.

          9.2.19 Determine whether to implement technological upgrades of the UTS.

          9.2.20 Provide a liaison between the Parties with regard to the Construction Work.

          9.2.21 Subject to the provisions of Section 3.6, determine when to proceed with the development of all or a portion of Phase II.

          9.2.22 Review recommendations of SNA concerning the following items related to the operation of the UTS or the making of Capital Improvements:

                    (a) the planned outages scheduled for maintenance and the manner of selection of any maintenance contractor for contract maintenance included in the annual operation and maintenance budget;

                    (b) the written statistical and administrative reports, written budgets, and information and other similar records, and the form thereof, to be kept and furnished by SNA (excluding accounting records used internally by SNA for the purpose of accumulating financial and statistical data, such as books of original entry, ledgers, work papers, and source documents); and

                    (c) the policies, criteria and procedures for performance and efficiency testing.

     9.3 FUNCTIONS OF THE AUDIT COMMITTEE. The Audit Committee shall conduct or cause to be conducted the Annual Operations Audit and the Annual Compliance Audit.

     9.4 VOTING. The actions or decisions of any committee shall be by majority vote, provided, however, that actions or decisions taken pursuant to Sections 9.2.8, 9.2.15, 9.2.17 and 9.2.21 shall be by a majority vote which includes at least one (1) City member.

     9.5 COMMITTEE RECORDS. Each committee shall each keep written minutes, and records of all meetings and all actions, agreements or determinations made by any such committee shall be recorded in the minutes. Each committee shall establish its rules of procedure, subject to the terms of this UTS Participation Agreement.

     9.6 LIMITATION ON AUTHORITY OF THE COMMITTEES. The committees established hereunder shall have no authority to modify any of the terms, covenants or conditions of the Project Agreements.

     9.7 DISPUTES AMONG COMMITTEE MEMBERS. If the Audit Committee fails to agree while performing the functions and duties delegated to it in this UTS Participation Agreement or in the Project Agreements, then such disagreement shall be referred to the Administrative Committee for determination. If the Administrative Committee fails to reach agreement, the dispute shall be referred to senior officials of the Parties for resolution. If such senior officials do not resolve the dispute within thirty (30) days after the dispute is referred to such senior officials, then the matter in dispute shall be referred to arbitration as provided in Article 11 hereof.

     9.8 SNA'S ACTIONS DURING DISPUTE AMONG COMMITTEE MEMBERS. In the event any committee established in accordance with this Article 9 is unable or fails to agree with respect to any matter which such committee is authorized to determine, approve or otherwise act upon after a reasonable opportunity so to do, then SNA is authorized and obligated to take such action in accord with this UTS Participation Agreement as in its discretion is necessary, pending the resolution of any such dispute by the senior officials of the Parties or by arbitration pursuant to Article 11 hereof or otherwise.

     9.9 DESIGNATION OF COMMITTEE MEMBERS. Pursuant to Section 9.1.1 and the Schedule of Performance, each Party shall designate its representatives on the committees hereby established, with notice thereof given to the other Parties. Each Party shall notify the other Party promptly of any change in the designation of its representatives on the committees. Each Party may designate an alternate to act as its representative on any committee in the absence of the regular member or to act on specified occasions with respect to specified matters. Any alternate representative appearing at a committee meeting shall be deemed to have authority to act on behalf of the Party he or she represents unless the committee chair is furnished with written notice to the contrary. Each of SNA and the City shall take such action as is internally required within that Party to provide each of its representatives on each of the committees sufficient authorization to bind and legally act on behalf of that Party so long as his or her appointment remains in effect.

     9.10 MEETINGS; AGENDA. The committees shall have regular meetings no less frequently than quarterly and at such times as such committee may fix.
A majority of the members of any committee, or all of the City's designees on any committee, may call special meetings on at least fourteen (14) days' advance written notice to the other members, provided, however, that all members of a committee may agree to meet on less than fourteen (14) days' notice. An agenda for each general or special meeting of a committee shall be distributed to each committee member with the notice of meeting. Any member of any committee may submit proposals for action to such committee.

     9.11 RIGHT TO ESTABLISH OTHER COMMITTEES. The Administrative Committee shall have the right to establish standing or ad hoc committees. The authority and duties of any such committee shall be set forth in writing and shall be subject to the provisions of the Project Agreements.

     9.12 COMMITTEE MEMBER EXPENSES. Each Party shall bear the expenses incurred by its members on a committee.

                                      ARTICLE 10

                                  DEFAULTS; REMEDIES

     10.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following shall be deemed to be an event of default ("Event of Default") by a Party in the performance of its duties and obligations arising under this UTS
Participation Agreement.

          10.1.1 A Party becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of creditors, or suffers or fails to pay and discharge within ninety (90) days of entry any final judgment (after exhaustion of any period of appeals) by any court in an amount of one hundred thousand dollars ($100,000.00) or more.

          10.1.2 A Party files, or there is filed against a Party, a petition to have such Party adjudicated a bankrupt, or a petition for a reorganization or arrangement under any law relating to bankruptcy or insolvency, unless the same is dismissed within ninety (90) days after the date on which the same is instituted.

          10.1.3 A Person (other than the other Parties) obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting a Party from performing under this UTS Participation Agreement, and such decree is not vacated within ninety (90) days after the granting thereof.

          10.1.4 The assets of a Party are assumed by a trustee or other person pursuant to a judicial proceeding, unless possession or control of its assets is returned to such Party within ninety (90) days.

          10.1.5 A Party breaches or defaults in the performance of any of such Party's material duties or obligations arising under any of the Project Agreements involving the payment of money, and after receiving written notice thereof from the other Party, fails within thirty (30) days from receipt of such notice to have fully cured and corrected such breach or default.

          10.1.6 Subject to the provisions of Section 10.1.7, a Party breaches or defaults in the performance of any of such party's material duties or obligations arising under any of the Project Agreements that do not involve the payment of money, and after receiving written notice thereof from the other Party, fails within one hundred eighty (180) days from receipt of such notice to have fully cured and corrected such breach or default.

          10.1.7 In the case of SNA, SNA fails to achieve Partial Completion of Phase I by the deadline specified in Section 3.4.4 of this UTS
Participation Agreement, and fails within one hundred eighty (180) days from receipt of notice of such default from the City to have achieved such Partial Completion.

          10.1.8 In the case of SNA, SNA fails to achieve Substantial Completion of Phase I by the deadline specified in Section 3.4.4 of this UTS Participation Agreement, and fails within one hundred eighty (180) days from receipt of notice of such default from the City to have achieved such Substantial Completion.

          10.1.9 Any representation, warranty, certification or statement made by a Party in any of the Project Agreements shall prove to have been incorrect in any material respect when made.

     10.2 WAIVER. No waiver of any Event of Default shall be valid or effective unless in writing and signed by the waiving Party. Any waiver of any one Event of Default shall not constitute, or be construed as creating, a waiver of any other Event of Default.

     10.3 REMEDIES. Upon the occurrence of an Event of Default, but subject to the requirement that disputes be arbitrated, as set forth in Article 11, the non-defaulting party shall have all remedies available at law or in equity, except as specifically provided herein.

          10.3.1 Subject to the provisions of Section 10.3.3, the City's sole remedies for SNA's or SNI's default shall be the recovery of actual damages, specific performance, or injunctive relief. The City shall not be entitled to recover consequential, special, exemplary or punitive damages.

          10.3.2 Notwithstanding anything to the contrary contained in the Project Agreements, the City agrees that it shall look solely to the estate and property of SNA for the enforcement of any judgment (or other judicial decree) requiring the payment of money by SNA, or any shareholder, partner, director, officer, employee or agent of SNA to the City by reason of any default or breach by SNA in the performance of its obligations under this UTS Participation Agreement, it being intended that no other assets of SNA or any of SNA's Affiliates shall be subject to levy, execution, attachment or any other legal process for the enforcement or satisfaction of the remedies pursued by the City in the event of such default or breach.

          10.3.3 Notwithstanding anything to the contrary contained in the Project Agreements, the City's sole remedies for an Event of Default by SNA as described in Sections 10.1.7 and 10.1.8, above, shall be as follows:

                  (a) The City may elect, within thirty (30) days after the expiration of the cure period described in Section 10.1.7 or Section 10.1.8, as applicable, to terminate the Agreement for Use of Operating Property. If the City so elects, and if SNA thereafter returns possession of the "Leased Property," as defined in the Agreement for Use of Operating Property, to the City as and when required pursuant to the Agreement for Use of Operating Property, then the City shall have no further remedy for such Event of Default by SNA.

                  (b) If the City does not elect to terminate the Agreement for Use of Operating Property, or if SNA fails to return possession of the "Leased Property" to the City as and when required pursuant to the Agreement for Use of Operating Property, then the City, as its sole remedy for such Event of Default by SNA, may exercise its option to purchase all of the issued and outstanding stock of SNA on the terms and conditions described in
Article 12 of this UTS Participation Agreement by giving SNA written notice of the City's election to do so at any time within one hundred eighty (180) days after the expiration of the cure period described in Section 10.1.7 or, if applicable, SNA's failure to return possession of the "Leased Property."

                                      ARTICLE 11

                          ARBITRATION AND DISPUTE RESOLUTION

     11.1 DISPUTES UNDER PROJECTS AGREEMENTS SHALL BE ARBITRATED. If a dispute between any of the Parties should arise under the Project Agreements, any party to such Project Agreement may, subject to Section 9.7, call for submission of the dispute to arbitration which shall be binding upon all of the other Parties to such Project Agreement.

     11.2 WRITTEN NOTICE OF DISPUTE. The party calling for arbitration shall give written notice to all other Parties to the Project Agreement under which the dispute arose, setting forth in such notice in adequate detail the nature of the dispute, the amount or amounts, if any, involved in such dispute, and the remedy sought by such arbitration proceedings, and, within twenty (20) days from receipt of such notice, any other Party(ies) involved may, by written response to all other Parties to such Project Agreement, submit its or their own statement of the matter at issue and set forth in adequate detail additional related matters or issues to be arbitrated. Thereafter, the Party first submitting its or their notice of the matter at issue shall have ten (10) days in which to submit a written rebuttal statement, copies of which shall be given to all other Parties.

     11.3 SELECTION OF ARBITRATORS. Within twenty (20) days following delivery of the written notice pursuant to Section 11.2 hereof, the Parties, acting through their Designated Representatives, shall meet for the purpose of selecting arbitrators. The City shall select a single arbitrator, and SNA and/or SNI, as applicable, collectively shall select a single arbitrator. The two arbitrators so selected shall meet within twenty (20) days following their selection and shall select a third arbitrator. If the arbitrators selected by the Parties, as herein provided, shall fail to select such third arbitrator within said twenty (20) day period, then the arbitrators shall request from the American Arbitration Association (or a similar organization if the American Arbitration Association should not at the time exist) a list of arbitrators who are qualified and eligible to serve as hereinafter provided. The arbitrators selected by the Parties shall take turns striking names from the list of arbitrators furnished by the American Arbitration Association, and the last name remaining on said list shall be the third arbitrator. All arbitrators shall be persons skilled and experienced in the field which gives rise to the dispute, and no person shall be eligible for appointment as an arbitrator who is or has been an officer or employee of any of the Parties to the dispute or is otherwise interested in the matter to be arbitrated.

     11.4 GOVERNING RULES. Except as otherwise provided in this Section 11.4, the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (or the rules and practice of a similar organization if the American Arbitration Association should not at that time exist) from time to time in force, except that if such rules and practice, as modified herein, shall conflict with state or federal law, as the case may be, then in force which are specifically applicable to such arbitration proceedings, such law shall govern. Included in the issues which may be submitted to arbitration pursuant to this Article 11 is the issue of whether the right to arbitrate a particular dispute is permitted under the Project Agreements. The arbitrators shall hear evidence submitted by the respective Parties and may call for additional information, which additional information shall be furnished by the Party(ies) having such information.
The decision of a majority of the arbitrators shall be in accord with the laws of the State of California and shall be binding upon all the Parties.

     11.5 ARBITRAL FINDINGS. The award of the arbitrators shall contain findings relative to the materiality of the default, the period of time within which the defaulting Party must remedy the default or commence remedial action, and the remedies which may be exercised by the non-defaulting Parties in the event the default is not remedied within such period of time.

     11.6 FINAL AWARD BINDING; ENFORCEMENT. This agreement to arbitrate shall be specifically enforceable, and the award and findings of the arbitrators shall be final and binding upon the Parties to the extent permitted by applicable law. Any award may be filed with the clerk of any court having jurisdiction over the Parties, or any of them, against whom the award is rendered, and, upon such filing, such award, to the extent permitted by the laws of the jurisdiction in which said award is filed, shall be specifically enforceable or shall form the basis of a declaratory judgment or other similar relief. In the event that any Party shall attempt to carry out the provisions herein set forth in regard to arbitration, and such Party shall not be able to obtain a valid and enforceable arbitration decree, such Party shall be entitled to seek legal remedies in the courts having jurisdiction in the premises, and the provisions of the Project Agreements referring to decision of a board of arbitration, to the extent allowable by law, shall be then deemed applicable to final decisions of such courts.

     11.7 FEES AND EXPENSES BORNE BY EACH PARTY. The fees and expenses of the arbitrators shall be shared by the Parties equally, unless the decision of the arbitrators shall specify some other apportionment of such fees and expenses. All other expenses and costs of the arbitration shall be borne by the Party incurring the same.

     11.8 STANDARD OF REVIEW. In any dispute involving the exercise of business judgment by SNA, SNI or any committee established pursuant to
Article 9, the arbitrators shall uphold such judgment so long as they determine the persons involved in exercising such judgment acted in good faith or according to the advice of counsel.

                                      ARTICLE 12

                            CITY'S OPTION TO PURCHASE SNA

     12.1 PURCHASE OPTION. The City shall have the option, but not the obligation, to purchase all of the issued and outstanding stock of SNA for the Appraised Value at any time (a) following July 1, 2012, or (b) within the one hundred eighty (180) day period described in Section 10.3.3(b), by delivering written notice of its election to do so to SNA (the "Option Exercise Notice").

     12.2 DETERMINATION OF APPRAISED VALUE. The appraised value of all of the issued and outstanding stock of SNA (the "Appraised Value") shall be determined as follows:

           12.2.1 The City shall select a qualified appraiser and shall identify such appraiser in its Option Exercise Notice.

           12.2.2  SNA shall select a second qualified appraiser within thirty
(30) days after its receipt of the Option Exercise Notice and deliver notice thereof to the City.

           12.2.3 Within sixty (60) days after their appointment, the two appraisers selected by the City and SNA shall determine the Appraised Value according to the criteria described in Section 12.2.6. In the event the Appraised Values derived by the two appraisers are within five percent (5%) of each other, the Appraised Value shall be the average of such appraisals.

           12.2.4 If, however, the Appraised Values derived by the two appraisers selected by the City and SNA are not within five percent (5%) of each other, within thirty (30) days thereafter, the two appraisers shall select a third appraiser. In the event the two appraisers fail to agree on the selection of a third appraiser, either SNA or the City may refer the selection of the third appraiser to an arbitral tribunal in accordance with
Article 11. Within thirty (30) days after his or her appointment, the third appraiser shall determine the Appraised Value according to the criteria described in Section 12.2.6, and the average of the two appraisals that are nearest in amount shall constitute the Appraised Value. However, if the Appraised Value of one appraiser equals the average of the Appraised Values of the other two appraisers, then the Appraised Value of such appraiser shall constitute the Appraised Value.

           12.2.5 Each appraiser selected by the Parties or their designated appraisers shall have a minimum of fifteen (15) years of experience in appraising going concerns. SNA and the City each shall be responsible for the fees of its appraiser, and SNA and the City shall share equally the fees of the third appraiser.

           12.2.6 All appraisers shall determine the Appraised Value by ascertaining the fair market value of SNA's equity interest in the UTS as a going concern, as of the date of the Closing. In conducting the appraisals, the appraisers shall consider such factors as the book value of SNA's assets, the age and condition of the physical plant and equipment, the discounted future revenue stream to SNA from owning and operating the UTS, and the discounted future revenue stream payable to the City pursuant to the Project Agreements, discounted in accordance with customary appraisal practice.

     12.3 CLOSING OF PURCHASE AND SALE. The closing of the purchase and sale of the stock of SNA (the "Closing") shall be consummated on the later to occur of (a) one hundred eighty (180) days after the date of the Option Exercise Notice, or (b) thirty (30) days after the determination of the Appraised Value. At the Closing, SNI will deliver certificates representing all of the issued and outstanding stock of SNA to the City, the City shall pay the Appraised Value to SNI in cash, and each Party shall execute such documents and instruments as are reasonably necessary to consummate the Closing and put the City in possession and operating control of the UTS and facilities used to provide UTS services. Prior to the Closing, each Party will use commercially reasonable efforts to obtain such consents and approvals of third parties as are necessary to permit or expedite the Closing, if any. Following the City's exercise of its option, and pending the Closing, SNA will continue to operate the UTS and provide UTS services in the ordinary course of business, according to its regular practices prevailing at the time, and will not incur any new material obligations or undertake any new material capital improvements without the City's consent, which shall not be unreasonably withheld or delayed. All items of income and expense with respect to the operations of the UTS will be prorated as of the Closing.

     12.4 MANAGEMENT CONTRACT. SNA and the City shall negotiate in good faith prior to the Closing to determine whether and under what conditions, if any, SNA will manage the UTS on the City's behalf following the Closing. If no agreement is reached prior to the Closing, then following the Closing SNA will have no further rights pursuant to this UTS Participation Agreement.

                                      ARTICLE 13

                               SALE OF THE UTS OR STOCK

     13.1 ASSIGNMENT WITHOUT CONSENT. Any assignment by a Party of its interest in the Project Agreements which is made without the written consent of the other Parties shall not relieve the assigning Party from primary liability for any of its duties and obligations thereunder, and in the event of any such assignment, the assigning Party shall continue to remain primarily liable for payment of any and all money due the other Parties hereunder and for the performance and observance of all other covenants, duties and obligations to be performed and observed hereunder by it to the same extent as though no assignment had been made.

     13.2 ASSIGNMENT WITH CONSENT. Whenever an assignment of a Party's interest in the Project Agreements is made with the written consent of the other Parties, the assigning Party's assignee shall expressly assume, in writing, the duties and obligations hereunder and under the Project Agreements of the assigning Party, and within thirty (30) days after any such assignment and assumption of duties and obligations, the assigning Party shall furnish, or cause to be furnished, to the other Parties a true and correct copy of such assignment and assumption of duties and obligations.

     13.3 SALE OF SNA STOCK. SNI may not sell the outstanding shares of stock of SNA, or issue new shares of stock of SNA, unless such sale or issuance in each case is expressly made subject to the City's option to purchase said shares of stock pursuant to Article 12 hereof.

     13.4 SALE OF SNA'S ASSETS. SNA may not sell the UTS or all or substantially all of its assets, unless (a) the net proceeds of the sale are equitably allocated between SNA and the City so that the City receives compensation for the termination of the future income stream to which the City otherwise would be entitled pursuant to Section 6.5 hereof, or (b), subject to the provisions of Section 13.1, the purchaser expressly agrees to assume and be bound by the Project Agreements.

                                      ARTICLE 14

                          PROJECT INSURANCE; INDEMNIFICATION

     14.1 REQUIRED INSURANCE. Throughout the Term of this UTS Participation Agreement, without limiting the City's right to indemnification, to the extent the same is commercially available, SNA shall procure and maintain in force, or cause to be procured and maintained in force, the following insurance coverage from insurers and on policy forms satisfactory to the City:

          14.1.1 Comprehensive General Liability Insurance, or Commercial General Liability Insurance, including coverage for Premises and Operations, Contractual Liability, Personal Injury Liability, Products/Completed Operations Liability, Broad-Form Property Damage and Independent Contractors' Liability (if applicable) in an amount of not less than ten million dollars ($10,000,000.00) per occurrence, written on an occurrence form. Such insurance shall be in a form, by policy language or endorsement, satisfactory to City, such that this coverage will respond in full for any third-party liability actions brought against SNA, the City, their officials, officers, employees or contract employees, for injury, or alleged injury, to any agent, representative or employee of SNA, or any agent, representative, or employee of any contractor or subcontractor of SNA, to the same extent that such coverage would respond to a claim by a disinterested third party. Such liability coverage shall also include a waiver of subrogation in favor of City and its employees and contract employees.

           14.1.2 Comprehensive Automobile Liability coverage, including any owned, non-owned and hired autos, in an amount of not less than five million dollars ($5,000,000.00) per occurrence, combined single limit, written on an occurrence form and including coverage, as applicable, for mobile equipment.

           14.1.3 A Workers' Compensation and Employer's Liability policy providing California statutory Workers' Compensation benefits, including Employer's Liability with at least the following limits:

           Bodily Injury by Accident:         $1,000,000 each accident

           Bodily Injury by Disease:          $1,000,000 policy limit

           Bodily Injury by Disease:          $1,000,000 each employee

In addition, each Workers' Compensation and Employer's Liability policy shall contain an insurer's waiver of subrogation in favor of the City.

           14.1.4 An All-Risk Builder's Risk policy or a Course of Construction policy covering the UTS during the course of construction against loss or damage covered under a standard All-Risk Builder's Risk Policy in an amount not less than the full replacement cost of the UTS.

           14.1.5 Comprehensive All-Risk Property insurance coverage in an amount not less than the full replacement cost of the UTS.

     14.2 FORM OF INSURANCE. The insurance required hereunder may consist of any combination of primary, umbrella and excess liability policies; provided that any Excess Liability Insurance shall, when commercially available, be written on a following form basis;

     14.3 BONDS AND GUARANTIES. SNA may procure completion and performance bonds or guaranties assuring the lien free completion of the UTS. Performance bonds, if any, shall be written through sureties listed in the United States Department of the Treasury Circular 570 dated no later than that published by the most recent July publication of the FEDERAL REGISTER.

     14.4 FORM OF POLICIES. The insurance policies required to be procured pursuant to Section 14.1 shall be written only with California admitted insurance companies having (i) a Best rating of A7 or better for liability and worker's compensation related coverages and (ii) a Best rating A10 or better for property related coverages and shall contain the following provisions:

          14.4.1 Each policy shall contain a provision that the coverages afforded thereby will not be canceled, reduced or materially changed (compared to the requirements set forth herein) without at least thirty (30) days' prior written notice to the City.

          14.4.2 To the extent the City has an insurable interest in the UTS, the property insurance policies shall name the City as a loss payee as its interests may appear.

          14.4.3 Each insurance policy required by this UTS Participation Agreement shall contain the following clauses:

     "This insurance shall be primary to, and not contribute with, any insurance or self-insurance as may be maintained by the City; and the existence of any such other insurance shall not reduce the company's liability or obligation under this policy."

          14.4.4 Each insurance policy required by this UTS Participation Agreement, excepting policies for property and workers' compensation, shall contain the following clause:

     "The City of Anaheim, its officials, agents, employees, representatives and contract employees are added as additional insureds."

          14.4.5 Prior to the effective date of this UTS Participation Agreement, SNA shall deliver to the City insurance certificates confirming the existence of the insurance required by this UTS Participation Agreement, and including the applicable clauses referenced above. Also, within thirty
(30) days after the effective date of this UTS Participation Agreement, SNA shall provide to the City endorsements to the above-required policies, which add to these policies the applicable clauses referenced above, and any other required language under this UTS Participation Agreement. Said endorsements shall be signed by an authorized representative of the insurance company and shall include the signator's company affiliation and title. Should it be deemed necessary by the City, it shall be SNA's responsibility to see that the City receives documentation acceptable to City which sustains that the individual signing said endorsements is indeed authorized to do so by the insurance company. Also, in the event that a claim is presented against City for which the City may have coverage under the insurance policies required herein, the City has the right to demand, and to receive within a reasonable time period, copies of such insurance policies.

          14.4.6 Insurance required hereunder shall be written on a first-dollar basis (or, in the case of excess or umbrella coverage, with no gap between such coverage and the underlying coverage), unless the City agrees in writing, in its reasonable and good faith discretion, to allow for deductibles or self-insurance.

          14.4.7 During the term of this UTS Participation Agreement, should SNA believe that the limits of insurance coverage required in this Article 14 are not commercially available on an economically reasonable basis, SNA shall issue a written request, with sufficient documentation, to the City to reduce the amount of such limits for a set period of time. The City shall evaluate such request and exercise reasonable and good-faith discretion in its decision to grant or deny such request.

          14.4.8 Nothing herein contained in Sections 14.1 through 14.4 shall be construed as limiting in any way the extent to which SNA may be held responsible for payments of damages to any persons resulting from SNA's or its subcontractors acts, omissions, operations, or activities.

          14.4.9 The City's Risk Manager is hereby authorized to revise the requirements set forth above, if so requested by SNA, in the event he determines, in his sole discretion that such revision is in City's best interest.

     14.5  INDEMNIFICATION.

           14.5.1 SNA hereby agrees to indemnify, defend, and hold harmless the City (including its officers and employees) from and against any and all claims of any kind or nature (including actions brought against the City by the employees, or the dependents, heirs, assigns, or survivors of such employees, of SNA, or SNA's agents, representatives, contractors, subsidiaries, or subcontractors) presented against the City arising out of or in connection with SNA's (including SNA's employees, representatives, products, contractors, and subcontractors) performance, work, acts, or omissions under this UTS Participation Agreement; excluding only such liability actions as have been determined, by a court of competent jurisdiction, to have arisen out of the sole negligence or willful misconduct of the City of Anaheim. SNA's obligations under this Section 14.5.1 shall survive the termination of this UTS Participation Agreement.

           14.5.2 The City hereby agrees to indemnify, defend and hold harmless SNI and SNA (including their officers and employees) from and against any and all claims of any kind or nature presented against SNA and/or SNI arising out of or in connection with the provisions of Section 3.10 of this UTS Participation Agreement. The provisions of this Section 14.5.2 do not apply to bodily or personal injury to any person, or to physical damage to real or personal property. The City's obligations under this Section
14.5.2 shall survive the termination of this UTS Participation Agreement.

                                      ARTICLE 15

                                         TERM

     15.1 INITIAL TERM. The term of this UTS Participation Agreement shall commence on the date hereof and shall continue until December 31, 2027, unless terminated sooner as provided herein or unless extended as provided in
Section 15.2.

     15.2 EXTENSION OF TERM. Commencing on January 1, 2011, and if necessary continuing for as much as one year thereafter, the City, SNI and SNA shall negotiate in good faith towards an agreement, the terms and conditions of which are acceptable to all such Parties, pursuant to which the Term of the Project Agreements shall be extended for an additional fifteen (15) years, to December 31, 2042. If the Parties do not negotiate an extension of the term of the Project Agreements during said period, then the obligation of the Parties to negotiate an extension of the Project Agreements shall cease.

                                      ARTICLE 16

                            REPRESENTATIONS AND WARRANTIES

     16.1  REPRESENTATIONS AND WARRANTIES OF SNI.

           16.1.1 SNI is a corporation duly organized and validly existing in good standing under the laws of the State of California and has all necessary power and authority to carry on its business as presently conducted, to own or hold under lease its properties and to enter into and perform its obligations under the Project Agreements and all other related documents and agreements to which it is or shall be a party.

           16.1.2 The execution, delivery and performance by SNI of the Project Agreements have been duly authorized by all necessary action on the part of SNI, do not require any approval, except as has been heretofore obtained, of the shareholders of SNI or any consent of or approval from any trustee, lessor or holder of any indebtedness or other obligation of SNI, except for such as have been duly obtained, and do not contravene or constitute a default under any Law, the Articles or bylaws of SNI or of any agreement, judgment, injunction, order, decree or other instrument binding upon SNI, or subject the UTS or any component part thereof to any lien other than as contemplated or permitted by the Project Agreements. When the Project Agreements to which SNI is a Party are executed and delivered, they will be valid and binding obligations of SNI, enforceable against SNI in accordance with their respective terms.

           16.1.3 There are no actions, suits, proceedings or investigations pending or, to the knowledge of SNI, threatened against it at law or in equity before any court or tribunal or before any court or tribunal which individually or in the aggregate could result in any materially adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability to perform its obligations under the Project Agreements. SNI has no knowledge of a violation or default with respect to any order, writ, injunction or any decree of any court or tribunal or any Governmental Authority which may result in any such materially adverse effect or such impairment.

     16.2  REPRESENTATIONS AND WARRANTIES OF SNA.

           16.2.1 SNA is a corporation duly organized and validly existing in good standing under the laws of the State of California and has all necessary power and authority to carry on its business as presently conducted, to own or hold under lease its properties and to enter into and perform its obligations under the Project Agreements and all other related documents and agreements to which it is or shall be a party.

           16.2.2 The execution, delivery and performance by SNA of the Project Agreements have been duly authorized by all necessary action on the part of SNA, do not require any approval, except as has been heretofore obtained, of the shareholders of SNA or any consent of or approval from any trustee, lessor or holder of any indebtedness or other obligation of SNA, except for such as have been duly obtained, and do not contravene or constitute a default under any Law, the Articles or bylaws of SNA or of any agreement, judgment, injunction, order, decree or other instrument binding upon SNA, or subject to the UTS Services or any component part thereof to any lien other than as contemplated or permitted by the Project Agreements. When the Project Agreements to which SNA is a Party are executed and delivered, they will be valid and binding obligations of SNA, enforceable against SNA in accordance with their respective terms.

           16.2.3 SNA has all the required skills, experience and capacity necessary to perform and shall diligently perform its obligations under the Project Agreements in a timely and professional manner, utilizing sound engineering principles, project management procedures and supervisory procedures.

           16.2.4 SNA has or will obtain all business, professional and regulatory certifications required by Applicable Law to construct, own and operate the UTS.

           16.2.5 There are no actions, suits, proceedings or investigations pending or, to the knowledge of SNA, threatened against it at law or in equity before any court or tribunal or before any court or tribunal which individually or in the aggregate could result in any materially adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability to perform its obligations under the Project Agreements. SNA has no knowledge of a violation or default with respect to any order, writ, injunction or any decree of any court or tribunal or any Governmental Authority which may result in any such materially adverse effect or such impairment.

           16.2.6 The uts shall be designed and constructed in compliance with the Schedule of Performance and the other requirements of the Project Agreements.

     16.3  REPRESENTATIONS AND WARRANTIES OF CITY.

           16.3.1 The City is a charter city duly organized and validly existing in good standing under the laws of the State of California and has all necessary power and authority to carry on its business as presently conducted, to own or hold under lease its properties and to enter into and perform its obligations under the Project Agreements and all other related documents and agreements to which it is or shall be a party.

           16.3.2 The execution, delivery and performance by the City of the Project Agreements have been duly authorized by all necessary action on the part of the City, do not require any approval, except as has been heretofore obtained, of the elected or appointed officials of the City or any consent of or approval from any trustee, lessor or holder of any indebtedness or other obligation of the City, except for such as have been duly obtained, and do not contravene or constitute a default under any Law, the Charter, Ordinances or Regulations of the City or of any agreement, judgment, injunction, order, decree or other instrument binding upon the City, or subject the UTS or any component part thereof to any lien other than as contemplated or permitted by the Project Agreements. When the Project Agreements to which the City is a Party are executed and delivered, they will be valid and binding obligations of the City, enforceable against the City in accordance with their respective terms.

           16.3.3 There are no actions, suits, proceedings or investigations pending or, to the knowledge of the City, threatened against it at law or in equity before any court or tribunal or before any court or tribunal which individually or in the aggregate could result in any materially adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability to perform its obligations under the Project Agreements. The City has no knowledge of a violation or default with respect to any order, writ, injunction or any decree of any court or tribunal or any Governmental Authority which may result in any such materially adverse effect or such impairment.

                                     ARTICLE 17

                                MARKS AND PUBLICITY

     17.1 EXCLUSIVE OWNERSHIP OF MARKS. The City acknowledges and recognizes the exclusive rights of SNI, SNA, and their Affiliates to the "SpectraNet" name, the "FirstWorld" name and all other service marks, trademarks, names, copyrights, logos, registrations and patents from time to time identified to the City by SNA (collectively, the "Marks"). The City acknowledges that the Marks are the exclusive property of SNI, SNA and their Affiliates. The City disclaims any right, title or interest in or to any of the Marks by operation of the Project Agreements. SNI, SNA and their Affiliates shall have the sole right and (to the extent they determine appropriate) responsibility to institute and prosecute all disputes with third parties concerning use of the name "SpectraNet," "FirstWorld" or any other Mark.

     17.2 REFERENCES TO MARKS. The City agrees not to use or directly or indirectly refer to any Mark in any way or for any purpose without SNI's prior written consent, which shall not be unreasonably withheld. The City shall not use the word "SpectraNet," "FirstWorld" or any other Mark, or any combination or variation of any of them, in the name of any partnership, corporation or other entity.

     17.3 EFFECT OF TERMINATION OF THE PROJECT AGREEMENTS. The City acknowledges and agrees that in the event of any termination or cancellation of the Project Agreements (including on account of an uncured default by SNA or SNI): (a) neither SNA, SNI nor any of their Affiliates shall be under any obligation, express or implied, to issue to the City or any subsequent operator of the UTS a license (or commitment to issue a license) permitting operation of the UTS under the "SpectraNet" or "FirstWorld" name; and (b) the City shall not operate the UTS under the "SpectraNet" or "FirstWorld" name or use the word "SpectraNet" or "FirstWorld" or any Mark in association with the UTS.

                                      ARTICLE 18

                               MISCELLANEOUS PROVISIONS

     18.1 NOTICES. Any notice, request, demand, consent, approval or other communication required or permitted hereunder or by law shall be given in writing, addressed as follows:

     If to the City:   City of Anaheim
                       City Clerk
                       200 South Anaheim Boulevard
                       Anaheim, CA 92805
                       With a copy to:
                       Public Utilities General Manager

     If to SNA:        SpectraNet Anaheim
                       c/o SpectraNet International
                       9333 Genesee Avenue, Suite 200
                       San Diego, California 92121
                       Attn:   Chief Executive Officer

     If to SNI:        SpectraNet International
                       9333 Genesee Avenue, Suite 200
                       San Diego, California 92121
                       Attn:   Chief Executive Officer

     Any party may from time to time, by written notice to the other, designate a different address which shall be substituted for the address specified above. If personally delivered, notices shall be deemed received at the time of delivery, If sent by certified mail, return receipt requested, notices shall be deemed fully delivered and received three (3) business days after the date of the postmark. Except as otherwise expressly provided herein, notices shall be deemed fully delivered and received at the time of actual receipt.

     18.2 SUCCESSORS. This UTS Participation Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     18.3 WAIVERS. The consent by one party to any act by another party shall not be deemed to imply consent, or waiver of the necessity of obtaining such consent, for the same or any similar acts in the future. No waiver or consent shall be implied from silence or from any failure of a party to act, except as otherwise specified in this UTS Participation Agreement.

     18.4 ENTIRE AGREEMENT. The Project Agreements constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the Parties hereto, oral or written, express or implied, including without limitation the "Business Understanding" referred to in Recital D hereof, are hereby superseded and merged therein.

     18.5 GOVERNING LAW. This UTS Participation Agreement has been negotiated and executed in the State of California and shall be governed by and construed under the laws of the State of California.

     18.6 AMENDMENTS. No addition to or modification of any provision contained in this UTS Participation Agreement shall be effective unless fully set forth in a writing signed by the City, SNI and SNA.

     18.7 HEADINGS. Article, Section and Subsection headings have been inserted in this UTS Participation Agreement as a matter of convenience and for reference only and it is agreed that such paragraph headings are not a part of this UTS Participation Agreement and shall not be used in the interpretation of any provision of this UTS Participation Agreement.

     18.8 COUNTERPARTS. This UTS Participation Agreement may be executed in one or more duplicate counterparts and when signed by all of the Parties listed below shall constitute a single binding agreement.

     18.9 NONDEDICATION OF FACILITIES. The Parties do not intend to dedicate and nothing in this UTS Participation Agreement or the other Project
Agreements shall be construed as constituting a dedication by SNA of its properties or facilities, or any part thereof, to the City or to the customers of the City or any third-party vendor of services delivered by the UTS.

     18.10 NEGATION OF PARTNERSHIP. The covenants, obligations and liabilities of the Parties are intended to be several and not joint or collective, and nothing herein contained shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the Parties. Each party shall be individually responsible for its own covenants, obligations and liabilities as herein provided. No party shall be under the control of or shall be deemed to control the other party. No party shall be the agent of or have a right or power to bind the other party without its express written consent, except as expressly provided in this UTS Participation Agreement or the other Project Agreements.

     18.11 FORCE MAJEURE. No party shall be considered to be in default in the performance of any of its obligations under any of the Project Agreements (other than obligations of said party to pay costs and expenses) when a failure of such performance shall be due to an Unavoidable Delay. Nothing contained herein shall be construed so as to require any party to settle any strike or labor dispute in which it may be involved. Any party rendered unable to fulfill any of its obligations under any of the Project Agreements by reason of an Unavoidable Delay shall give prompt written notice of such fact to the other Parties to such Project Agreement and shall exercise due diligence to remove such inability with all reasonable dispatch. If an Unavoidable Delay shall have occurred, the Parties shall consult with one another as soon as practicable concerning the effect of such delay upon their performance hereunder. In the event that any of SNA's activity hereunder is delayed, curtailed or prevented by any Unavoidable Delay, then anything herein to the contrary notwithstanding, the time for carrying out the activity thereby affected shall be extended for a period equal to the total number of days during which such causes or their effects were operative, and for such additional time, if any, as shall be necessary to make good the time lost as a result of any Unavoidable Delay.

                       SPECTRANET ANAHEIM, a California corporation



                       By:    /s/  RENNEY E. SENN
                              ------------------------------------------
                       Name:  Renney E. Senn
                              ------------------------------------------
                       Title: CEO
                              ------------------------------------------


                       SPECTRANET INTERNATIONAL, a California corporation


                       By:    /s/  RENNEY E. SENN
                              ------------------------------------------
                       Name:  Renney E. Senn
                              ------------------------------------------
                       Title: CEO
                              ------------------------------------------

                       CITY OF ANAHEIM, a charter city organized under the laws of the State of California


                       By:    /s/  EDWARD K. AGHJAYAN
                              ------------------------------------------
                       Name:  Edward K. Aghjayan
                              ------------------------------------------
                       Title: General Manager
                              ------------------------------------------


                       By:    /s/  LEONORA N. SOHL
                              ------------------------------------------
                       Name:  Leonora N. Sohl
                              ------------------------------------------
                       Title: City Clerk
                              ------------------------------------------


APPROVED AS TO FORM:


/s/  LUCINA LEA MOSES
------------------------------------
Assistant City Attorney

                                     APPENDIX 1

                             GLOSSARY OF DEFINED TERMS

                                    APPENDIX NO. 1


                              GLOSSARY OF DEFINED TERMS



     1. "ADMINISTRATIVE COMMITTEE" is defined in Section 9.1.1 of the UTS Participation Agreement.

     2. "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns ten percent (10%) or more of the equity interest in the Person specified or ten percent (10%) or more of any class of voting securities of the Person specified.

     3. "AGREEMENT CONCERNING NON-DISCLOSURE OF CONFIDENTIAL INFORMATION" means that certain Agreement Concerning Non-Disclosure of Confidential Information dated as of February 25, 1997 by and between the City, SNI and SNA, relating to the protection of confidential and proprietary information, as the same may be amended, modified or supplemented from time to time.

     4. "AGREEMENT FOR USE OF OPERATING PROPERTY" means that certain Agreement for Use of Operating Property dated as of February 25, 1997 by and between the City and SNA, relating to the Cable, as the same may be amended, modified or supplemented from time to time.

     5. "ANNUAL COMPLIANCE AUDIT" means an annual review to be performed by the City's staff for purposes of determining whether the operations of the UTS conform to the requirements of the Project Agreements.

     6. "ANNUAL OPERATIONS AUDIT" means an annual audit of the operations of the UTS to be prepared by the Independent Accountant in a form sufficient to satisfy the requirements of each of SNA, the City, SNI, any Governmental Authorities with regulatory jurisdiction over the UTS and any Lenders.

     7. "APPLICABLE LAW" means any law, statute, ordinance, regulation, rule, notice requirement, court decision, agency guideline, principle of law and order of any Governmental Authority, including without limitation, those related to energy, the environment, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment, and wages and hours.

     8. "APPRAISED VALUE" means the appraised value of all of the issued and outstanding stock of SNA, determined as provided in Section 12.2 of the UTS Participation Agreement.

     9. "AUDIT COMMITTEE" is defined in Section 9.1.2 of the UTS Participation Agreement.

     10. "BANKRUPTCY PROCEEDINGS" is defined in Section 18.1 of the Agreement for Use of Operating Property.

     11. "BONA FIDE FORECLOSURE TRANSACTION" means a judicial or nonjudicial foreclosure, or a conveyance in lieu of foreclosure, or other similar action, proceeding or transaction undertaken by a Lender to enforce its rights and remedies following a default by SNA, SNI or any of their Affiliates under any Credit Document or with respect to any Debt, and not undertaken merely for the purpose of terminating the City's rights to receive payments under one or more of the Project Agreements. A Bona Fide Foreclosure Transaction would terminate any ownership interest in the UTS of SNA, SNI or any of their Affiliates.

     12. "BUSINESS DAY" means any weekday on which banks in California are generally open for the conduct, with bank personnel, of regular banking business.

     13. "CABLE" is defined in Section 2.1.1 of the Agreement for Use of Operating Property.

     14. "CAPITAL IMPROVEMENTS" means a change in or replacement of a partially completed or completed portion of the UTS, or the enlargement or betterment of the UTS or any portion thereof, or any other addition to or improvement of the UTS or any portion thereof, which change, replacement, enlargement, betterment, addition or improvement would be capitalized in accordance with GAAP.

     15. "CITY" means the City of Anaheim, a charter city organized under the laws of the State of California.

     16. "CITY'S BACKBONE LOOP" is defined in Section 5.13 of the UTS Participation Agreement.

     17. "CONDEMNATION" means any taking of property by condemnation or by exercise of any right of eminent domain, or by any similar proceeding or act of any Governmental Authority.

     18. "CONSTRUCTION DRAWINGS AND SPECIFICATIONS" means final drawings and specifications containing sufficient detail to support the issuance of required building permits by the City and any other Governmental Authority with jurisdiction.

     19. "CONSTRUCTION WORK" means all engineering, design, contract preparation, purchasing, construction, supervision, negotiation, preparation and performance of construction agreements, acquisition of land rights, expediting, inspection, accounting, testing and start-up for each Phase of the UTS and preparation of operating and equipment manuals, quality assurance manuals, all reports required by Governmental Authorities and the conduct of hearings, conferences and other activities incidental to obtaining all necessary Permits for the design, construction, development and operation of each Phase.

     20. "CONSUMER PRICE INDEX" means the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Items, Urban Wager Earners, Los Angeles-Anaheim-Riverside (1982-84 = 100), as published monthly. If at any time said Consumer Price Index shall not exist, the Parties shall substitute the official index published by the United States Department of Labor, Bureau of Labor Statistics or any successor or similar governmental agency as may then be in existence which is most nearly equivalent thereto.

     21. "CREDIT DOCUMENTS" means any credit documents now existing or hereinafter entered into by SNA for the purpose of evidencing or securing loans or other Debt from Lenders to SNA that are related to the design, construction, development or operation of the UTS.

     22. "CUSTOMER" means any Person who executes a Service Agreement with SNA as a retail purchaser of UTS services.

     23. "DEBT" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the sale or substantially similar securities (or property),
(f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advances under a letter of credit or other instrument, (g) all Debt of others secured by a lien or other encumbrance on any asset of such Person, whether or not such Debt is assumed by such Person, and (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

     24. "DEBT SERVICE" means, for any period, all fees, principal and interest payments payable pursuant to any Debt.

     25. "DEFINED SERVICE AREA" means, for each Phase, the geographic area that will be served by the UTS upon substantial completion of that Phase, as shown on Appendix 4 to the UTS Participation Agreement.

     26. "DESIGNATED REPRESENTATIVE" means the person designated from time to time by the City, SNA and SNI, as applicable, as having the right to grant or withhold approvals, receive notices and information and act on behalf of the designating party. The City's initial Designated Representative is _____________. SNA's initial Designated Representative is G. Bradford Saunders. SNI's initial Designated Representative is G. Bradford Saunders. Any Party may change its Designated Representative from time to time by written notice to the other Parties given as provided in the UTS Participation Agreement.

     27. "DEVELOPMENT FEE AGREEMENT" means that certain Development Fee Agreement dated as of February 25, 1997 by and between SNI and the City.

     28. "ESTOPPEL CERTIFICATE" means a statement in writing containing all (or, at the option of the Requesting Party, only some) of the statements set forth in the form attached to the Agreement for Use of Operating Property and containing such additional information relating to the Agreement for Use of Operating Property and the Leased Property as the Requesting Party shall reasonably specify.

     29. "ETHERNET CONNECTION" means a local area network and data-link protocol based on a packet frame, operating at 10Mbps, with multiple devices sharing access to the link.

     30. "EVENT OF DEFAULT" is defined in Section 10.1 of the UTS Participation Agreement.

     31. "FINANCING" means any mortgage financing, project financing, refinancing or borrowing, whether secured or unsecured, to finance the cost of the design, construction or operation of the UTS.

     32. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the UTS Participation Agreement.

     33. "GOVERNMENTAL AUTHORITY" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity.

     34. "GOVERNMENTAL RATE" means the rate for UTS services that is equal to the lowest rate charged in the City by SNA or any other competitive provider of universal telecommunications services to the largest volume private customers purchasing a comparable package of telecommunications services, but not be less than SNA's actual cost of providing such UTS services to the City.

     35. "GROSS REVENUES" means, for any period, all revenues accrued by SNA with respect to the operation of the UTS during such period that are attributable to (a) fees for access rights and other services sold by SNA to UTS Customers located within the City, (b) installation charges paid by UTS Customers located within the City, (c) interconnection charges paid to SNA by Users to access customers of said Users located within the City, (d) the lease or re-sale of lines or circuit paths to Users to access customers of said Users located within the City or to utilize the UTS to traverse the City, and (e) the lease to Customers located within the City of Customer premises equipment which is not generally available and which is required by SNA as a condition of service. "Gross Revenues" excludes any revenues collected on behalf of Users as collections or billing agent, interest earned, bad debts, revenues collected on behalf of other service providers, and the proceeds of any Financing.

     36. "HIGH LEVEL DESIGN DOCUMENTS" means schematic drawings depicting, by reference to streets or other geographic elements, service area boundaries, all overhead fiber optic cable, all underground ductbanks of fiber optic cable, all backbone splice points, all central control points, all distribution enclosures, all access enclosures and all splice/distribution boxes.

     37. "IMPOSITIONS" means all taxes, special and general assessments, pole usage fees, right-of-way fees, rates and charges and other impositions and charges of every kind and nature whatsoever with respect to the Leased Property, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property (other than on account of any actions or omissions of the City or conditions existing on, at or with respect to the Leased Property before the date of the Agreement for Use of Operating Property) by or for the benefit of any Governmental Authority with respect to any period during the term of the Agreement for Use of Operating Property, together with any taxes and assessments that may be levied, assessed or imposed by the State of California or by any political or taxing subdivision of the State of California upon the gross income arising from any rent or in lieu of or as a substitute, in whole or in part, for taxes and assessments imposed upon or related to the Leased Property and commonly known as real estate taxes. The term "Impositions" shall, however, not include any of the following, all of which the City shall pay before delinquent or payable only with a penalty:
(a) if any portion of the Leased Property is taxed or assessed together with other property, any taxes and other Impositions reasonably allocable to any portion of such property other than the Leased Property, in accordance with the applicable provisions of the Agreement for Use of Operating Property, (b) any charges that would not have been payable but for


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

any act or omission of the City or conditions existing on, at or with respect to the Leased Property before the date of the Agreement for Use of Operating Property, (c) any charges that are levied, assessed or imposed against the Leased Property during the term of the Agreement for Use of Operating Property based on the recapture or reversal of any previous tax abatement or tax subsidy, or compensating for any previous tax deferral or reduced assessment or valuation, or based on a miscalculation or misdetermination of any charge(s) of any kind imposed or assessed with respect to the Leased Property, relating to any period(s) before the date of the Agreement for Use of Operating Property, and (d) interest, penalties and other charges with respect to items (a) through (c).

     38. "INCOME TAX EXPENSE" means, for each of SNA's fiscal years, SNA's federal and state income tax expense on SNA's income for such fiscal year, computed in accordance with GAAP and calculated on a stand-alone basis.

     39. "INITIAL IMPLEMENTATION PROGRAM" means the general procedures for the design and construction of Phase IA, as set forth on Appendix 6 attached to the UTS Participation Agreement.

     40. "LEASED PROPERTY" is defined in Section 2.1 of the Agreement for Use of Operating Property.

     41. "LEASEHOLD ESTATE" means SNA's leasehold estate arising under the Agreement for Use of Operating Property, upon and subject to all the terms and conditions of the Agreement for Use of Operating Property, or any part of such leasehold estate or any direct or indirect interest in such leasehold estate.

     42. "LEASEHOLD MORTGAGE" means any mortgage, deed of trust, deed to secure debt, assignment, security interest, pledge, financing statement or any other instrument(s) or agreement(s) intended to grant security for any obligation (including a purchase-money or other promissory note) encumbering the Leasehold Estate, as entered into, renewed, modified, consolidated, amended, extended or assigned from time to time during the Term. A "Leasehold Mortgage" also includes certain agreements entered into in connection with a "sale and leaseback" transaction, as described in the text of the Agreement for Use of Operating Property.

     43. "LEASEHOLD MORTGAGEE" means the holder of a Leasehold Mortgage. A "Leasehold Mortgagee" also includes certain parties to "sale and leaseback" transactions, as described in the text of the Agreement for Use of Operating Property.

     44. "LEASEHOLD MORTGAGEE'S AGENT" means any agent, designee or nominee of a Leasehold Mortgagee, provided that such agent, designee or nominee is a wholly owned subsidiary, full time employee, or legal counsel of the Leasehold Mortgagee. A Leasehold Mortgagee that is not an Institutional Lender shall not be entitled to designate a Leasehold Mortgagee's Agent.

     45. "LENDER" means any Person(s), including bondholder(s) and Affiliates, providing debt financing for the design, construction or operation of the UTS or any matter related thereto, including without limitation, any trustee or collateral agent appointed by any such Lender to represent its interests, and including the Lenders in connection with the Phase IA Financing and the Project Financing.

     46. "LICENSE AGREEMENT" means any license agreement which is executed by the City and SNA as contemplated pursuant to Section 8.1 of the UTS Participation Agreement.

     47. "MINIMUM RESERVE" means a reserve in the amount of $6,000,000 to be used to fund Debt Service shortfalls and to fund Capital Improvements approved by the Administrative Committee pursuant to Article 9 of the UTS Participation Agreement.

     48. "MUNICIPAL SERVICES" means all current and future applications for the City's own use, including energy management, automated meter reading, demand side management, geographic information systems, computer networks, voice, data and video applications and other similar applications which are not competitive with SNA's commercial operation of the UTS.

     49. "NET REVENUE" means, for any period, all Gross Revenues for such period minus Operating Expenses for such period and the other amounts described in Sections 6.4.1 through 6.4.4 of the UTS Participation Agreement.

     50. "OFF-UTS SERVICE" means service provided by SNA using the facilities of third party carriers.

     51. "OPERATING EXPENSES" means, for any period, an amount equal to the reasonable and necessary costs of repairing, maintaining administering and operating the UTS during such period, calculated on an accrual basis (including principal amortization payments with respect to Debt but excluding depreciation), including without limitation each of the following:

          (a)  Amounts payable to the City pursuant to Sections 6.1, 6.2 and
               6.3.2 of the UTS Participation Agreement;

          (b) the cost of the Annual Compliance Audit and the Annual Operations Audit;

          (c)  Debt Service;

          (d)  Taxes (other than Income Tax Expense);

          (e)  Insurance expenses;

          (f)  Employment expenses;

          (g)  SNI Reimbursable Costs;

          (h)  Funds necessary to create or replenish Reserve Accounts;

          (i)  Accumulated losses from previous periods, if any;

          (j) Any costs or expenses associated with Capital Improvements, to the extent not paid with Financing proceeds; and

          (k)  Selling, general and administrative expenses.

     52. "OPTION EXERCISE NOTICE" is defined in Section 12.1 of the UTS Participation Agreement.

     53. "PARTIAL COMPLETION" means forty-four percent (44%) of Substantial Completion.

     54. "PATCH PANEL" means a panel where fiber optic cable strands from different cables connect.


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

     55. "PAYMENT DATE" means each April 30, July 31, October 31 and January 31, or the next succeeding Regular Business Day if such date is not a Regular Business Day.

     56. "PERMITTED EXCEPTION" is defined in Section 20.1 of the Agreement for Use of Operating Property.

     57. "PERMITTED INVESTMENTS" means (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; (b) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any agency or instrumentality of the United States; (c) interest-bearing demand or time deposits (including certificates of deposit) which are either
(i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks and savings and loan associations, having general obligations rated at least "AA" or equivalent by S&P or Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested; or (d) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof.

     58. "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any agency or political subdivision thereof or any other entity.

     59.  "PHASE" means any of Phase IA, Phase IB or Phase II.

     60.  "PHASE I" is defined in Section 3.1 of the UTS Participation
Agreement.

     61.  "PHASE IA" is defined in Section 3.1 of the UTS Participation
Agreement.

     62. "PHASE IA FINANCING" is defined in Section 4.2 of the UTS Participation Agreement.

     63.  "PHASE IB" is defined in Section 3.1 of the UTS Participation
Agreement.

     64.  "PHASE IB FINANCING" is defined Section 4.3 of the UTS
Participation Agreement.

     65.  "PHASE II" is defined in Section 3.1 of the UTS Participation
Agreement.

     66. "PHASE II FINANCING" is defined in Section 4.4 of the UTS Participation Agreement.

     67. "PROJECT AGREEMENTS" means the UTS Participation Agreement, the Agreement for Use of Operating Property, the Agreement Concerning Non-Disclosure of Confidential Information, the License Agreement and the Development Fee Agreement, and any other agreement hereafter executed by the City and SNA and/or SNI that is designated by the parties as a Project Agreement.

     68. "RECOURSE CLAIMS" means only the following claims arising under the Agreement for Use of Operating Property during the Term (or as otherwise indicated): (a) liability for willful actual fraud; (b) liability for misapplication of security deposits, insurance proceeds, condemnation awards or refunds of Impositions that may come into a party's control whether during or after the Term; (c) liability of the City on account of the City's failure to remit Impositions in accordance with

SNA's instructions when SNA has paid such Impositions to the City to be remitted to the third party entitled to payment; (d) liability of the City on account of the City's breach of its representations and warranties as to its title to the Cable, the nonexistence of Cable Mortgages, the City's title to the Leased Property or tenants of the Leased Property on the Commencement Date; and (e) if the Leased Property is not a separate tax lot, then the City's obligation to make Tax Reimbursement Payments.

     69. "RENT" means all Guaranteed Rent and other amounts payable by SNA to the City pursuant to the Agreement for Use of Operating Property.

     70. "RESERVE ACCOUNTS" means the Minimum Reserve and any other reserve accounts established pursuant to Section 9.2.13 of the UTS Participation Agreement or as required by any of the Credit Documents.

     71. "SCHEDULE OF PERFORMANCE" means the document attached to the UTS Participation Agreement as Appendix 2 for the purpose of describing the general schedule for the build-out of the UTS.

     72. "SCOPE OF UTS" means the document attached to the UTS Participation Agreement as Appendix 5 for the purpose of describing the general specifications of the UTS.

     73. "SERVICE AGREEMENT" means a written contract between SNA and a Customer or User whereby the Customer or User subscribes for UTS services.

     74.  "SNA" means SpectraNet Anaheim, a California corporation.

     75.  "SNI" means SpectraNet International, a California corporation.

     76. "SNI REIMBURSABLE COSTS" means the amount necessary to reimburse SNI and its Affiliates (other than SNA) for actual allocated corporate expenses directly attributable to the development and operation of the UTS, including without limitation, the costs and expenses related to engineering, marketing, negotiations with vendors and Users, and allocated staff time.

     77. "SUBSEQUENT IMPLEMENTATION PROGRAM" means the general procedures for the design and construction of components of the UTS facilities, as created from time to time by SNA as construction of the UTS progresses, in the form set forth on Appendix 7 attached to the UTS Participation Agreement.

     78. "SUBSTANTIAL COMPLETION" means the substantial completion of the Construction Work such that (a) the UTS is operational and achieving the minimum performance specifications established in the Scope of UTS, and (b) at least 90% of the UTS facilities depicted in the Scope of UTS (with substitutions counted based on the linear footage of the modified facilities) have been constructed.

     79. "TELECOMMUNICATIONS ACCESS AND UTILIZATION FUND" means a financial account established by the City into which SNA shall make payments pursuant to Section 6.5.4 of the UTS Participation Agreement. The Telecommunications Access and Utilization Fund will be administered at the City's sole discretion and its purpose is to foster access to the local and national information infrastructure.

     80. "TELECOMMUNICATIONS ECONOMIC DEVELOPMENT FUND" means a financial account established by the City into which SNA shall make payments pursuant to Section 6.5.5 of the UTS

Participation Agreement. The Telecommunications Economic Development Fund will be administered at the City's sole discretion and its purpose is to foster access to assist the City in its efforts at attracting and retaining businesses with high-data and high-technology characteristics.

     81. "UNAVOIDABLE DELAY" means any cause beyond the control of the party affected, including without limitation, the following:

               (a) failures of or threats of failure of facilities, including any component of the UTS;

                (b) floods, earthquakes, tornadoes, storms, fires, lightning, epidemics or other casualties;

               (c)  acts of war, riots, civil disturbances or disobediences;


               (d) labor disputes, labor or material shortages or acts of sabotage;

               (e)  restraint by court order or Governmental Authority;


               (f) action or non-action by or failure to obtain the necessary Permits, authorizations or approvals from any Governmental Authority, or

               (g) the adoption, enactment or application of any law, regulation or other legal requirement of any Governmental Authority not existing or not applicable as of the date hereof, or any change in such law, regulation or other legal requirement, but not including any such legal requirement or interpretation or application thereof in existence as of the date hereof which by its terms became or will become effective and applicable after the date hereof.

     82. "USER" means any Person who is a telecommunications services provider and executes an interconnection or other similar agreement with SNA or is otherwise authorized to utilize the UTS for providing telecommunications services to its customers.

     83.  "UTS" is defined in Recital C of the UTS Participation Agreement.

     84. "UTS PARTICIPATION AGREEMENT" means that certain Universal Telecommunications System Participation Agreement dated as of February 25, 1997 by and between the City, SNI and SNA.

     85. "UTS STANDARD AUDIT PROCEDURES" means the standard procedures for conducting the Annual Compliance Audit, as set forth on Appendix 9 to the UTS Participation Agreement.


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